   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1994
                                                          REGISTRATION NO. 33-
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- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------
                          FLEET FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

                         RHODE ISLAND                                         05-0341324
(State or other jurisdiction of incorporation or organization)    (I.R.S. Employer Identification No.)

                                50 KENNEDY PLAZA
                         PROVIDENCE, RHODE ISLAND 02903
                                 (401) 278-5800
 (Address including zip code, and telephone number, including area code, of the
                   Registrant's principal executive offices)

                          WILLIAM C. MUTTERPERL, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          FLEET FINANCIAL GROUP, INC.
                                50 Kennedy Plaza
                         Providence, Rhode Island 02903
                                 (401) 278-5880
          (Names, addresses and telephone number of agent for service)
                            ------------------------
                                   Copies to:

   LAURA N. WILKINSON, ESQ.                    B. ROBBINS KIESSLING, ESQ.
       EDWARDS & ANGELL                         CRAVATH, SWAINE & MOORE
   One Hospital Trust Plaza                Worldwide Plaza, 825 Eighth Avenue
Providence, Rhode Island 02903                  New York, New York 10019
        (401) 274-9200                              (212) 474-1000

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                                        CALCULATION OF REGISTRATION FEE
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
                                                                                           Proposed maximum
                     Title of each class                            Amount to be            offering price
              of securities to be registered(1)                      registered              per unit(2)
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
Debt Securities(5)............................................                   (4)                 (4)
Preferred Stock, par value $1.00 per share(6)(7)..............                   (4)                 (4)
Depositary Shares(7)..........................................                   (4)                 (4)
Common Stock, par value $1.00 per share(8)....................                   (4)                 (4)
Warrants(9)...................................................                   (4)                 (4)
Capital Securities(10)........................................                   (4)                 (4)
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   Total......................................................       $500,000,000(11)             100%

                                        CALCULATION OF REGISTRATION FEE
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
                                                                    Proposed maximum            Amount of
                     Title of each class                           aggregate offering          registration
              of securities to be registered(1)                         price(3)                   fee
- ---------------------------------------------------------------------------------------------------------------

Debt Securities(5)............................................                    (4)                    (4)
Preferred Stock, par value $1.00 per share(6)(7)..............                    (4)                    (4)
Depositary Shares(7)..........................................                    (4)                    (4)
Common Stock, par value $1.00 per share(8)....................                    (4)                    (4)
Warrants(9)...................................................                    (4)                    (4)
Capital Securities(10)........................................                    (4)                    (4)
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   Total......................................................        $500,000,000(11)           $172,414

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 (1) This Registration Statement also covers contracts which may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities, Preferred Stock, Depositary Shares or Warrants. Such contracts would be issued with the Debt Securities, Preferred Stock, Depositary Shares and/or Warrants. In addition, any other securities registered hereunder may be sold separately or as units with other securities registered hereunder.
 (2) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
 (3) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
 (4) Not applicable pursuant to General Instructions II.D. of Form S-3.
 (5) Subject to note (11) below, there is being registered hereunder an indeterminate principal amount of Debt Securities.
 (6) Subject to note (11) below, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Registrant.
 (7) Subject to note (11) below, there is being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement.
 (8) Subject to note (11) below, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Preferred Stock or Debt Securities registered hereunder.
     Such Common Stock includes preferred share purchase rights.
 (9) Subject to note (11) below, there is being registered hereunder an indeterminate amount and number of Warrants, representing  rights to purchase Debt Securities, Preferred Stock or Common Stock registered hereunder.
 (10) Subject to note (11) below, there is being registered hereunder an indeterminate number of Capital Securities issuable in  exchange for or upon conversion of Subordinated Debt Securities or Preferred Stock.
 (11) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this
      Registration Statement exceed $500,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. If Debt Securities are issued at original issue discount, Fleet may issue such higher principal amount as may be sold for an initial public offering price of up to $500,000,000 (less the dollar amount of any securities previously issued hereunder), or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The aggregate amount of Common Stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

                                       ------------------------
        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                               INTRODUCTORY NOTE

     This Registration Statement contains a form of Basic Prospectus relating to the Securities and a form of Prospectus Supplement relating to the offering by Fleet Financial Group, Inc. ("Fleet") of Senior Debt Securities. This Prospectus Supplement relates only to such Senior Debt Securities, and is a form which may be used, among others, by Fleet to offer its Securities under the Registration Statement.

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED             , 1994

PROSPECTUS

    COMMON STOCK, COMMON STOCK WARRANTS, PREFERRED STOCK, DEPOSITARY SHARES,
          PREFERRED STOCK WARRANTS, DEBT SECURITIES AND DEBT WARRANTS

                          FLEET FINANCIAL GROUP, INC.

     Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet") may offer from time to time (a) shares of Common Stock, par value $1.00 per share, including the associated Preferred Share Purchase Rights (the "Common Stock"),
(b) shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), including, at its option, depositary shares (the "Depositary Shares") evidenced by depositary receipts (the "Depositary Receipts") each representing a fractional interest in such Preferred Stock, (c) warrants to purchase Common Stock (the "Common Stock Warrants") or Preferred Stock (the "Preferred Stock Warrants"), (d) debt securities (the "Debt Securities"), which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities") in priority of payment, and (e) warrants to purchase Debt Securities (the "Debt Warrants", together with the Common Stock Warrants and the Preferred Stock Warrants, the "Warrants"), having a public offering price of up to an aggregate of $500,000,000 (or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit, such as European Currency Units ("ECU")). If Debt Securities are issued at original issue discount, Fleet may issue such higher principal amount as may be sold for an initial public offering price of up to $500,000,000 (less the dollar amount of any securities previously issued hereunder), or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The Common Stock, Preferred Stock, Depositary Shares, Debt Securities and Warrants (collectively, the "Securities") may be offered separately or as units with other Securities, in separate series, in amounts and at prices and terms to be set forth in an accompanying Prospectus Supplement (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, together with the terms of the offering of the Securities and the initial price and net proceeds to Fleet from the sale thereof. The Prospectus Supplement will include, with regard to the particular Offered Securities, the following information: (i) in the case of Debt Securities, the specific designation, priority, aggregate principal amount, denominations, currency or currency unit for which Debt Securities may be purchased, currency or currency unit in which the principal and any interest on Debt Securities is payable, location of the offering, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption, if any, at the option of Fleet or the holder, terms for sinking or purchase fund payments, if any, whether any Debt Securities which are Subordinated Debt Securities will be subordinated to other indebtedness of Fleet, the initial public offering price, if any, of the Debt Securities, terms relating to temporary or permanent global securities, special provisions relating to Debt Securities in bearer form, provisions regarding registration of transfer or exchange, provisions relating to the payment of any additional amounts, any conversion or exchange provisions and provisions regarding original issue discount securities; (ii) in the case of Preferred Stock, the specific number of shares, title, stated value and liquidation preference of each share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion or exchange provisions and whether fractional interests in shares of Preferred Stock will be represented by Depositary Shares;
(iii) in the case of Common Stock, the specific number of shares and issuance price for such shares; (iv) in the case of Warrants, the duration, offering price, exercise price and detachability of any such warrants; and (v) in the case of all Securities, whether such Securities will be offered separately or as a unit with other Securities. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

     Fleet may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents. See "Plan of Distribution". If any agents or underwriters are involved in the sale of any of the Securities, their names, any applicable fee, commission, purchase price or discount arrangements with them will be set forth, or will be calculable from the information set forth, in the Prospectus Supplement. Fleet may also issue contracts under which the counterparty may be required to purchase Debt Securities, Preferred Stock, Depositary Shares or Warrants. Such contracts would be issued with the Debt Securities, Preferred Stock, Depositary Shares and/or Warrants in amounts, at prices and on terms to be set forth in the Prospectus Supplement. Fleet may sell Securities in an offering within the United States ("United States Offering") or outside the United States ("International Offering").

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALE OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     THE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
               The date of this Prospectus is             , 1994.

                             AVAILABLE INFORMATION

     Fleet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning Fleet can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Room 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange. Reports, proxy material and other information concerning Fleet also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which Fleet has filed with the Commission under the Securities Act of 1933, as amended (the "Act"), which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Fleet are incorporated in this Prospectus by reference:

          1. Annual Report on Form 10-K for the year ended December 31, 1993.

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

          3. Current Reports on Form 8-K dated March 10, 1994, May 9, 1994, August 15, 1994 and September 7, 1994.

          4. The description of the Common Stock contained in a Registration Statement filed by Industrial National Corporation (predecessor to Fleet) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description.

          5. The description of the Preferred Share Purchase Rights contained in Fleet's Registration Statement on Form 8-A dated November 29, 1990, and any amendment or report filed for the purpose of updating such description.

     Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     All documents filed with the Commission by Fleet pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS). WRITTEN REQUESTS SHOULD BE MAILED TO ROBERT W. LOUGEE, JR., DIRECTOR OF CORPORATE COMMUNICATIONS, FLEET FINANCIAL GROUP, INC., 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903. TELEPHONE REQUESTS MAY BE DIRECTED TO (401) 278-5879.

                          FLEET FINANCIAL GROUP, INC.

GENERAL

     Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At June 30, 1994, Fleet was the 17th largest banking institution in the United States in terms of total assets, with total assets of $48.2 billion, total deposits of $31.8 billion and stockholders' equity of $3.5 billion.

     Fleet is engaged in a general commercial banking and trust business throughout the states of Rhode Island, New York, Connecticut, Massachusetts, Maine and New Hampshire through its banking subsidiaries, Fleet Bank ("Fleet-NY"); Fleet National Bank ("Fleet-RI"); Fleet Bank, National Association ("Fleet-CT"); Fleet Bank of Massachusetts, National Association ("Fleet-MA"); Fleet Bank of Maine and Fleet Bank-NH.

     Fleet provides, through its nonbanking subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, equipment leasing, consumer finance, real estate financing, credit-related life and accident/health insurance, securities brokerage services, investment banking, investment advice and management, data processing and student loan servicing.

PAYMENT OF DIVIDENDS

     Fleet is a legal entity separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of Fleet, including the holders of the Securities offered hereby, to benefit from the distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary except to the extent that a claim of Fleet as a creditor may be recognized.

     There are various statutory and regulatory limitations on the extent to which banking subsidiaries of Fleet can finance or otherwise transfer funds to Fleet or its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Fleet or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Fleet and all such nonbanking subsidiaries, to an aggregate of 20% of each such bank's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

     In addition, there are regulatory limitations on the payment of dividends directly or indirectly to Fleet from its banking subsidiaries. Under applicable banking statutes, at June 30, 1994, Fleet's banking subsidiaries could have declared additional dividends of approximately $528 million, of which $264 million could have been declared by Fleet-MA and Fleet-CT. Holders of Fleet's dual convertible preferred stock are entitled to dividends equal to one-half of the total dividends declared (after the first $15 million in dividends) to Fleet, if any, by Fleet Banking Group, Inc. ("Fleet Banking Group"), a wholly-owned subsidiary of Fleet and the holder of all of the outstanding common stock of each of Fleet-MA and Fleet-CT. As of the date of the Prospectus Supplement, Fleet Banking Group has not paid any dividends on its common stock to Fleet. Federal and state regulatory agencies also have the authority to limit further Fleet's banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

     Under the policy of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), Fleet is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where it might not do so absent such policy. In addition, any subordinated loans by Fleet to any of the subsidiary banks would also be subordinate in right of payment to deposits and obligations to general creditors of such subsidiary bank. Further, the Crime Control Act of 1990 provides that in the event of the bankruptcy of Fleet, any commitment by Fleet to its regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

FIRREA

     As a result of the enactment of the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") on August 9, 1989, any or all of Fleet's subsidiary banks can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(a) the default of any other of Fleet's subsidiary banks or (b) any assistance provided by the FDIC to any other of Fleet's subsidiary banks in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur without regulatory assistance.

FDICIA

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), which was enacted on December 19, 1991, provides for, among other things, increased funding for the Bank Insurance Fund (the "BIF") of the FDIC and expanded regulation of depository institutions and their affiliates, including parent holding companies. A summary of certain provisions of FDICIA and its implementing regulations is provided below.

     Risk Based Deposit Insurance Assessments. A significant portion of the additional funding to BIF is in the form of borrowings to be repaid by insurance premiums assessed on BIF members. In addition, the FDICIA provides for an increase in the ratio of the reserves to insured deposits of the BIF to 1.25% by the end of the 15-year period that began with the semi-annual assessment period ending December 31, 1991, also to be financed by insurance premiums. The FDICIA also provides authority for special assessments against insured deposits and for the development of a general risk-based assessment system. The FDIC has set assessment rates for BIF-insured institutions ranging from 0.23% to 0.31%, based on a risk assessment of the institution. Each financial institution is assigned to one of three capital groups -- "well capitalized", "adequately capitalized" or "undercapitalized" -- and further assigned to one of three subgroups within each capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. For purposes of the risk-based assessment system, a well-capitalized institution is one that has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based capital of 6% or more, and a leverage ratio of 5% or more. An adequately capitalized institution has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more, and a leverage ratio of 4% or more. An undercapitalized institution is one that does not meet either of the foregoing definitions. The actual assessment rate applicable to a particular institution, therefore, depends in part upon the risk assessment classification so assigned to the institution by the FDIC. At June 30, 1994, each of Fleet's banking subsidiaries was classified as "well-capitalized" under these provisions.

     Prompt Corrective Action. The FDICIA also provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions, depending upon a particular institution's level of capital. The FDICIA establishes five tiers of capital measurement for regulatory purposes ranging from "well-capitalized" to "critically undercapitalized." Under prompt corrective action regulations adopted by the federal banking agencies in December 1992, a depository institution is (a) "well-capitalized" if it has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based ratio of 6% or more, a leverage ratio of 5% or more and is not subject to any written agreement, order or capital directive or prompt corrective action directive issued by the primary regulator to meet and maintain a specific capital measure; (b) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a leverage ratio of 4% or more (3% if the bank is rated composite 1 under the CAMEL rating system in its most recent examination and is not experiencing or anticipating significant growth) and does not qualify as "well-capitalized"; (c) "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a leverage ratio that is less than 4% (3% if the bank is rated composite 1 under the CAMEL rating system in its most recent examination and is not experiencing or anticipating significant growth); (d) "significantly undercapitalized" if the bank has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and (e) "critically undercapitalized" if the depository institution has a ratio of tangible equity to total assets that is equal to or less than 2% of total assets, or otherwise fails to meet certain established critical capital levels. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position under certain circumstances. At June 30, 1994, each of Fleet's subsidiary depository institutions was classified as "well-capitalized" under the prompt corrective action regulations described above.

     Any depository institution that is undercapitalized and which fails to meet regulatory capital requirements specified in the FDICIA must submit a capital restoration plan guaranteed by the bank holding company controlling such institution, and the regulatory agencies may place limits on the asset growth and restrict activities of the institution (including transactions with affiliates), require the institution to raise additional capital, dispose of subsidiaries or assets or to be acquired and, ultimately, require the appointment of a receiver. The guarantee of a controlling bank holding company under the FDICIA of performance of a capital restoration plan is limited to the lower of 5% of an undercapitalized banking subsidiary's assets or the amount required for the bank to be classified as adequately capitalized. Federal banking agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan within the time required (generally 45 days after receiving notice that the institution is undercapitalized, significantly undercapitalized or critically undercapitalized), it is treated as if it is significantly undercapitalized. If the controlling bank holding company fails to fulfill its guaranty obligations under the FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the applicable regulatory agency would have a claim as a general creditor of the bank holding company and, if the capital restoration plan were deemed to be a commitment to maintain capital under the Federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over unsecured third party creditors of the bank holding company.

     In addition to the requirement of mandatory submission of a capital restoration plan, under the FDICIA, an undercapitalized institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution if, after making such payment or distribution, the institution would be undercapitalized. Further, undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System.

     Undercapitalized and significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. In addition, significantly undercapitalized depository institutions also are prohibited from awarding bonuses or increasing compensation of senior executive officers until approval of a capital restoration plan. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

     Brokered Deposits and Pass-Through Deposit Insurance Limitation. Under the FDICIA, a depository institution that is well-capitalized may accept brokered deposits and offer interest rates on deposits "significantly higher" than the prevailing rate in its market. A depository institution that is adequately capitalized may accept brokered deposits if it obtains the prior approval of the FDIC. An undercapitalized depository institution may not accept brokered deposits. The definitions of "well-capitalized", "adequately capitalized" and "undercapitalized" conform to the definitions described above for prompt corrective action, except that the term "undercapitalized" also includes an institution that is "significantly undercapitalized" or "critically undercapitalized" under the prompt corrective action requirements. In addition, "pass-through" insurance coverage may not be available for certain employee benefit accounts. In Fleet's opinion, these limitations do not have a material effect on Fleet.

     Safety and Soundness Standards. The FDICIA directs each federal banking agency to prescribe safety and soundness standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses without impairing capital and, to the extent feasible, a minimum ratio of market value to book value for publicly traded shares. Proposed regulations to implement the safety and soundness standards were issued in November 1993. The ultimate cumulative effect of these standards cannot currently be forecast.

     The FDICIA also contains a variety of other provisions that may affect Fleet's operations, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch. Many of the provisions in the FDICIA have recently been or will be implemented through the adoption of regulations by the various federal banking agencies and, therefore, the precise impact on Fleet cannot be assessed at this time.

     Capital Guidelines. In January 1989, the Federal Reserve Board issued final risk-based capital guidelines for bank holding companies such as Fleet and state-chartered member banks. The new regulatory minimum capital requirements, which became effective in March 1989, have been phased in over the past four years. Under the requirements as fully phased in, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of loan loss reserves ("Tier 2 capital"). In addition, on August 2, 1990, the Federal Reserve Board adopted a leverage ratio (Tier 1 capital to total assets, net of goodwill) of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. The rule indicates that the minimum leverage ratio should be 1% to 2% higher for holding companies undertaking major expansion programs or that do not have the highest regulatory rating. Fleet's national banking subsidiaries are subject to similar capital requirements adopted by the OCC.

     The federal banking agencies continue to indicate their desire to raise capital requirements applicable to banking organizations, and recently proposed amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the determination of a bank's minimum capital requirements. The proposed amendments are intended to require that banks effectively measure and monitor their interest rate risk and that they maintain capital adequate for that risk. Under the proposed amendments, banks with interest rate risk in excess of a defined supervisory threshold would be required to maintain additional capital beyond that generally required. In addition, the federal banking agencies recently proposed amendments to their risk-based capital standards to provide for the concentration of credit risk and certain risks arising from nontraditional activities, as well as a bank's ability to manage these risks, as important factors in assessing a bank's overall capital adequacy.

     As of June 30, 1994, Fleet's capital ratios exceeded all minimum regulatory capital requirements.

     Under FIRREA and the FDICIA, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC and seizure of the institution.

     On August 8, 1994, the U.S. House of Representatives passed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") as reported by the House and Senate Conferees. The Interstate Act was passed by the U.S. Senate on September 13, 1994 and is expected to be signed into law. The Interstate Act generally authorizes bank holding companies to acquire banks located in any state commencing one year after its enactment. In addition, it generally authorizes national and state chartered banks to merge across state lines (and to thereby create interstate branches) commencing June 1, 1997. Under the provisions of the Interstate Act, states are permitted to opt out of this latter interstate branching authority by taking action prior to the commencement date. States may also "opt in" early (i.e., prior to June 1, 1997) to the interstate merger provisions. Fleet does not currently have any plans generally to consolidate its banking subsidiaries or to take any other actions that would be contingent on the enactment of this legislation.

     The principal office of Fleet is located at 50 Kennedy Plaza, Providence, Rhode Island 02903, telephone number (401) 278-5800.

        CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
                 FIXED CHARGES AND DIVIDENDS ON PREFERRED STOCK

     Fleet's consolidated ratios of earnings to fixed charges and earnings to fixed charges and dividends on preferred stock were as follows for the years and periods indicated:

                                                      SIX MONTHS
                                                        ENDED          YEAR ENDED DECEMBER 31,
                                                       JUNE 30,    --------------------------------
                                                         1994      1993   1992   1991   1990   1989
                                                      ----------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges:
     Excluding Interest on Deposits.................     2.80x     2.81x  2.22x  1.32x   *     1.93x
     Including Interest on Deposits.................     1.80      1.68   1.34   1.08    *     1.29
Ratio of Earnings to Fixed Charges and Dividends on
  Preferred Stock:
     Excluding interest on deposits.................     2.73x     2.67x  2.09x  1.31x   *     1.91x
     Including interest on deposits.................     1.79      1.66   1.33   1.08    *     1.29

- ---------------
* Fixed charges exceeded earnings by $164 million (excluding interest on deposits) and by $164 million
  (including interest on deposits) for the year ended December 31, 1990. The sum of fixed charges and dividends on preferred stock exceeded earnings by $164 million (excluding interest on deposits) and by $164 million (including interest on deposits) for the year ended December 31, 1990.

     For purposes of computing the consolidated ratios, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and, where indicated, the pretax equivalents of dividends on preferred stock. Fixed charges consist of interest on short-term debt and long-term debt (including interest related to capitalized leases and capitalized interest) and one-third of rent expense, which approximates the interest component of such expense. In addition, where indicated, fixed charges include interest on deposits.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, Fleet intends to use the net proceeds from the sale of the Securities for general corporate purposes, principally to extend credit to, or fund investments in, its subsidiaries. The precise amounts and timing of extensions of credit to, and investments in, such subsidiaries will depend upon the subsidiaries' funding requirements and the availability of other funds. Pending such applications, the net proceeds may be temporarily invested in marketable securities or applied to the reduction of Fleet's short-term indebtedness. Based upon the historic and anticipated future growth of Fleet and the financial needs of its subsidiaries, Fleet may engage in additional financings of a character and amount to be determined as the need arises.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either Senior Debt Securities or Subordinated Debt Securities of Fleet. The Senior Debt Securities will be issued under an indenture dated as of October 1, 1992 (the "Senior Indenture"), between Fleet and The First National Bank of Chicago as Senior Trustee (the "Senior Trustee"). The Subordinated Debt Securities will be issued under an indenture dated as of October 1, 1992 (as supplemented by a First Supplemental Indenture dated November 30, 1992, the "Subordinated Indenture"), between Fleet and The First National Bank of Chicago as Subordinated Trustee (the "Subordinated Trustee"). The Senior Indenture and Subordinated Indenture are collectively referred to herein as the "Indentures". A copy of each of the Indentures are exhibits to the Registration Statement of which this Prospectus forms a part. The following description of Debt Securities relates to Debt Securities to be issued in connection with either a United States Offering or an International Offering, except, in the case of an International Offering, as otherwise specified in the Prospectus Supplement relating thereto.

     The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indentures are referred to, it is intended that such Sections or definitions shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Offered Securities.

     Because Fleet is a holding company, its rights and the rights of its creditors, including the Holders of the Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that Fleet may itself be a creditor with recognized claims against the subsidiary.

GENERAL

     The Debt Securities to be offered by this Prospectus are limited to the amounts described on the cover of this Prospectus. Fleet expects from time to time to incur additional indebtedness constituting Senior Indebtedness and Other Financial Obligations (each as defined in the Subordinated Indenture). The Indentures, however, do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of Fleet. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness (including Other Financial Obligations) which may be incurred or other securities which may be issued by Fleet or any of its subsidiaries. The Senior Debt Securities will rank on a parity with all other unsecured unsubordinated indebtedness of Fleet while the indebtedness represented by the Subordinated Debt Securities will be subordinated as described below under "Subordinated Debt Securities".

     As used herein, Debt Securities shall include securities denominated in U.S. dollars or, at the option of Fleet if so specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the ECU. Debt Securities of a series may be issuable in individual registered form without coupons, in the form of one or more global securities, or, in bearer form with or without coupons. Such bearer securities will be offered only to non-United States persons and to offices located outside of the United States of certain United States financial institutions.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, where applicable, of the Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Debt Securities; (2) the limit, if any, on the aggregate principal amount or initial public offering price of the Debt Securities; (3) the priority of payment of such Debt Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Debt

Securities will bear interest, if any, or the method of determining the same;
(7) the date from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (8) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (9) the dates, if any, on which, and the price or prices at which, the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by Fleet, and the other detailed terms and provisions of such sinking and/or purchase funds; (10) the date, if any, after which, and the price or prices at which, the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of Fleet or of the Holder thereof and the other detailed terms and provisions of such optional redemption; (11) the denomination or denominations in which such Debt Securities are authorized to be issued; (12) the currency, currencies or units (including
ECU) in which the Debt Securities are denominated, which may be in United States dollars, a foreign currency or units of two or more foreign currencies; (13) the currency, currencies or units (including ECU) for which the Debt Securities may be purchased and in which principal, premium, if any, and interest may be payable; (14) whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on issuance of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (15) information with respect to book-entry procedures; (16) whether any of the Debt Securities will be issued as Original Issue Discount Securities; (17) any index used to determine the amount of payments of principal of, premium, if any, and interest on such Debt Securities; (18) each office or agency where, subject to the terms of the applicable Indenture, such Debt Securities may be presented for registration of transfer or exchange; (19) whether any of the Debt Securities will be subject to defeasance in advance of the Redemption Date or Stated Maturity thereof; (20) whether the subordination provisions summarized below or different subordination provisions, including a different definition of "Senior Indebtedness", "Entitled Persons", "Existing Subordinated Indebtedness", or "Other Financial Obligations", shall apply to the Debt Securities; (21) whether any of the Debt Securities will be convertible or exchangeable into other securities of Fleet and the terms of such conversion or exchange; and (22) any other terms of the series (which will not be inconsistent with the provisions of the applicable Indenture).

     Special federal income tax and other considerations relating to Debt Securities denominated in foreign currencies or units of two or more foreign currencies will be described in the applicable Prospectus Supplement. In the event Fleet offers Debt Securities denominated in foreign currencies or units of two or more foreign currencies, an opinion with respect to tax matters and consent of counsel will be filed in a Form 8-K or as an amendment to the Registration Statement of which this Prospectus forms a part.

     Debt Securities may be issued as Original Issue Discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the Holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such security and the relevant Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special federal income tax and other considerations relating thereto will be described in the applicable Prospectus Supplement.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that Fleet may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form shall have interest coupons attached, unless issued as zero coupon securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used above, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

     Debt Securities in registered form may be presented for transfer or exchange (with form of transfer duly endorsed thereon) for other Debt Securities of the same series at the offices of the Trustee according to the terms of the applicable Indenture. In no event, however, will Debt Securities in registered form be exchangeable for Debt Securities in bearer form. Fleet may designate the main office of Fleet-RI, 111 Westminster Street, Providence, Rhode Island 02903, as an office where the transfer of the Debt Securities may be registered.

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities issued in bearer form will be issued in denominations of $10,000 and $50,000.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities issued in fully registered form will be issued without coupons and in denominations of $1,000 or integral multiples thereof.

     No service charge will be made for any transfer or exchange of the Debt Securities but Fleet may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

PAYMENT AND PLACE OF PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on, Debt Securities in registered form will be made at the office of the Trustee, except that at the option of Fleet, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the Security Register (Sections 301, 305 and 1002 in the Senior Indenture; Sections 3.01, 3.05 and 5.02 in the Subordinated Indenture). Fleet may designate the main office of Fleet-RI, 111 Westminster Street, Providence, Rhode Island 02903, as an office where principal, premium, if any, and interest, if any, may be paid.

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made, subject to any applicable laws and regulations, at such office outside the United States as specified in the applicable Prospectus Supplement and as Fleet may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of Fleet in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series.

MODIFICATION AND WAIVER

     Each Indenture provides that modifications and amendments thereof may be made by Fleet and the Trustees with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Securities of each series under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal or interest on, any Outstanding Security, (b) reduce the principal amount of, the rate of interest thereon, or any premium payable upon the redemption thereof, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Outstanding Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Outstanding Security, or (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     The Holders of 50% in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by Fleet with certain restrictive provisions of the applicable Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except a default in the payment of principal or any premium or any interest or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of that series affected.

     Modification and amendment of the Indentures may be made by Fleet and the Trustee without the consent of any Holder for any of the following purposes: (i) to evidence the succession of another Person to Fleet; (ii) to add to the covenants of Fleet for the benefit of the Holders of all or any series of Securities; (iii) to add Events of Default; (iv) to add or change any provisions of any of the Indentures to facilitate the issuance of bearer securities; (v) to change or eliminate any of the provisions of the applicable Indenture, provided that any such change or elimination shall become effective only when there is no Outstanding Security of any series which is entitled to the benefit of such provision; (vi) to establish the form or terms of Securities of any series;
(vii) to evidence and provide for the acceptance of appointment by a successor Trustee; (viii) to cure any ambiguity, to correct or supplement any provision in the applicable Indenture, or to make any other provisions with respect to matters or questions arising under such Indenture, provided such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect under such Indenture; (ix) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or (x) to provide for conversion rights of the Holders of the Securities of any series to enable such Holders to convert such Securities into other securities of Fleet.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise set forth in the applicable Prospectus Supplement, each Indenture provides that Fleet may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes Fleet's obligations on the Debt Securities under such Indenture, and that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. Neither Indenture provides for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in stock ownership of Fleet. In addition, the Indentures do not contain any provision which would protect the Holders of Debt Securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

REGARDING THE TRUSTEE

     Fleet maintains banking relations with the Trustee. In addition, Fleet's banking subsidiaries maintain deposit accounts and correspondent banking relations with the Trustee.

INTERNATIONAL OFFERING

     If specified in the applicable Prospectus Supplement, Fleet may issue Debt Securities in an International Offering. Such Debt Securities may be issued in bearer form and will be described in the applicable Prospectus Supplement. If such Debt Securities are Senior Debt Securities, such Debt Securities will be issued pursuant to a supplement to the Senior Indenture. If Debt Securities are issued in bearer form, the applicable Prospectus Supplement will contain the relevant provisions.

     In connection with any such International Offering, Fleet will designate paying agents, registrars or other agents with respect to the Debt Securities, as specified in the applicable Prospectus Supplement.

     Debt Securities issued in an International Offering may be subject to certain selling restrictions which will be described in the applicable Prospectus Supplement. Such Debt Securities may be listed on one or more foreign stock exchanges as described in the applicable Prospectus Supplement. Special United States tax and other considerations, if any, applicable to an International Offering will be described in the applicable Prospectus Supplement.

                             SENIOR DEBT SECURITIES

     The Senior Debt Securities will be direct, unsecured obligations of Fleet and will rank pari passu with all outstanding senior indebtedness of Fleet.

EVENTS OF DEFAULT

     The following are Events of Default under the Senior Indenture with respect to Senior Debt Securities of any series: (a) failure to pay principal of or any premium on any Senior Debt Security of that series when due; (b) failure to pay any interest on any Senior Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Senior Debt Security of that series; (d) failure to perform any other covenant of Fleet in the Senior Indenture (other than any covenant included in the Indenture solely for the benefit of a Series of Debt Securities other than that Series), continued for 60 days after written notice as provided in the Senior Indenture; (e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Senior Debt Securities of that series. (Section 501) If an Event of Default with respect to Senior Debt Securities of any series at the time outstanding occurs and is continuing, either the Senior Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Senior Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Senior Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Senior Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Securities of that series may, on behalf of all Holders of that series, under certain circumstances, rescind and annul such acceleration. (Section 502)

     The Senior Indenture provides that, subject to the duty of the Senior Trustee during default to act with the required standard of care, the Senior Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Senior Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Senior Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Senior Trustee, or exercising any trust or power conferred on the Senior Trustee, with respect to the Senior Debt Securities of that series. (Section 512)

     No Holder of any Senior Debt Security of any series will have any right to institute any proceeding with respect to the Senior Indenture or for any remedy thereunder, unless (a) such Holder shall have previously given to the Senior Trustee written notice of a continuing Event of Default with respect to Senior Debt Securities of that series, (b) the Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series also shall have made written request and offered reasonable indemnity to the Senior Trustee to institute such proceeding as trustee, (c) the Senior Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series a direction inconsistent with such request and (d) the Senior Trustee shall have failed to institute such proceeding within 60 days. (Section 507) However, the Holder of any Senior Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest, if any, on such Senior Debt Security on or after the due dates expressed in such Senior Debt Security and to institute suit for the enforcement of any such payment. (Section 508)

     Fleet is required to furnish to the Senior Trustee annually a statement as to performance by Fleet of certain of its obligations under the Indenture and as to any default in such performance. (Section 1009)

RESTRICTIVE COVENANTS

     Disposition of Voting Stock of Certain Subsidiaries. The Senior Indenture contains a covenant that Fleet will not, and will not permit any Subsidiary (as defined in the Senior Indenture) to sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of any shares of Voting Stock (as defined in the Senior Indenture) of, or any securities convertible into, or options, warrants or rights to subscribe for or purchase shares of Voting Stock of, a Principal Constituent Bank (as defined below) or any Subsidiary which owns shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of Voting Stock of a Principal Constituent Bank, provided that dispositions made by Fleet or any Subsidiary (i) acting in a fiduciary capacity for any person other than Fleet or any Subsidiary or (ii) to Fleet or any of its wholly-owned (except for directors' qualifying shares) Subsidiaries, shall not be prohibited. Notwithstanding the limitations described above, the Senior Indenture provides that Fleet may, and may permit its Subsidiaries to, sell, assign, pledge, transfer or otherwise dispose of, or issue such shares or securities (1) if required by law for the qualification of Directors, (2) for purposes of compliance with an order of a court or regulatory authority, (3) if in connection with a merger of, or consolidation of, a Principal Constituent Bank with or into a wholly-owned Subsidiary or a Constituent Bank (as defined below), provided that Fleet holds, directly or indirectly, in the entity surviving such merger or consolidation, not less than the percentage of Voting Stock it held in the Principal Constituent Bank prior to such action, (4) if such disposition or issuance is for fair market value (determined by the Board of Directors of Fleet) and, if after giving effect to such disposition or issuance (and any potential dilution), Fleet and its wholly-owned Subsidiaries will own directly not less than 80% of the Voting Stock of such Principal Constituent Bank or Subsidiary, (5) if a Principal Constituent Bank sells additional shares of Voting Stock to its stockholders at any price, if, after such sale, Fleet holds directly or indirectly not less than the percentage of Voting Stock of such Principal Constituent Bank it owned prior to such sale or (6) if Fleet or a Subsidiary pledges or creates a lien on the Voting Stock of a Principal Constituent Bank to secure a loan or other extension of credit by a Constituent Bank subject to Section 23A of the Federal Reserve Act. A "Constituent Bank" is a Bank which is a Subsidiary. A "Principal Constituent Bank" is Fleet-RI and any other Constituent Bank designated as a Principal Constituent Bank. Any designation of a Constituent Bank as a Principal Constituent Bank with respect to Debt Securities of any series shall remain effective until the Debt Securities of such series are no longer outstanding. As of the date of this Prospectus, no Constituent Banks (other than Fleet-RI) have been designated as Principal Constituent Banks with respect to any series of Debt Securities.

     Limitation Upon Liens on Certain Capital Stock. The Senior Indenture contains a covenant that Fleet will not at any time, directly or indirectly, create, assume, incur or suffer to be created, assumed or incurred or to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon (1) any shares of capital stock of any Principal Constituent Bank (other than directors' qualifying shares), or (2) any shares of capital stock of a Subsidiary which owns capital stock of any Principal Constituent Bank; provided, however, that, notwithstanding the foregoing, Fleet may incur or suffer to be incurred or to exist upon such capital stock

(a) liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by Fleet in good faith by appropriate proceedings and Fleet shall have set aside on its books adequate reserves with respect thereto or (b) the lien of any judgement, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than 60 days.

DEFEASANCE

     Fleet may terminate certain of its obligations under the Senior Indenture with respect to the Senior Debt Securities of any series on the terms and subject to the conditions contained in the Senior Indenture, by (a) depositing irrevocably with the Senior Trustee as trust funds in trust (i) in the case of Senior Debt Securities denominated in a foreign currency, money in such foreign currency or Foreign Government Obligations (as defined below) of the foreign government or governments issuing such foreign currency, or (ii) in the case of Senior Debt Securities denominated in U.S. dollars, U.S. dollars or U.S. Government Obligations (as defined below), in each case in an amount which through the payment of interest, principal or premium, if any, in respect thereof in accordance with their terms will provide (without any reinvestment of such interest, principal or premium), not later than one business day before the due date of any payment, money or (iii) a combination of money and U.S. Government Obligations or Foreign Government Obligations, as applicable, sufficient to pay the principal of or premium, if any, and interest on, the Senior Debt Securities of such series as such are due and (b) satisfying certain other conditions precedent specified in the Senior Indenture. Such deposit and termination is conditioned among other things upon Fleet's delivery of (a) an opinion of independent counsel that the Holders of the Senior Debt Securities of such series will have no federal income tax consequences as a result of such deposit and termination and (b) if the Senior Debt Securities of such series are then listed on the New York Stock Exchange, an opinion of counsel that the Senior Debt Securities of such series will not be delisted as a result of the exercise of this option. Such termination will not relieve Fleet of its obligation to pay when due the principal of, and interest on, the Senior Debt Securities of such series if the Senior Debt Securities of such series are not paid from the money, Foreign Government Obligations or U.S. Government Obligations held by the Senior Trustee for payment thereof. (Section 403)

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof. "Foreign Government Obligations" means securities denominated in a Foreign Currency that are (i) direct obligations of a foreign government for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of a foreign government the payment of which is unconditionally guaranteed as a full faith and credit obligation by such foreign government, which, in either case, under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

                          SUBORDINATED DEBT SECURITIES

     The Subordinated Debt Securities will be direct, unsecured obligations of Fleet and, unless otherwise specified in the applicable Prospectus Supplement, will rank pari passu with all outstanding subordinated indebtedness of Fleet.

SUBORDINATION

     The payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Subordinated Indenture). In certain events of insolvency, the payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined in the Subordinated Indenture). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or interest on the Subordinated Debt Securities. If upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities (as defined in the Subordinated Indenture, "Excess Proceeds") and if, at such time, any Entitled Persons (as defined in the Subordinated Indenture) in respect of Other Financial Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. In the event of the acceleration of the maturity of any Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or interest on the Subordinated Debt Securities.

     In addition, no payment may be made of the principal of, premium, if any, or interest on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, at any time when (i) there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, or (ii) any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of such payment on the Subordinated Debt Securities or any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, permitting the Holders of such Senior Indebtedness (or a trustee on behalf of the Holders thereof) to accelerate the maturity thereof.

     By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of insolvency, creditors of Fleet who are not holders of Senior Indebtedness or of the Subordinated Debt Securities may recover less, ratably, than Holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Subordinated Debt Securities. By reason of the obligation of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations, in the event of insolvency, holders of Existing Subordinated Indebtedness (as defined in the Subordinated Indenture) may recover more, ratably, than the Holders of Subordinated Debt Securities.

     Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Senior Indebtedness is defined in the Subordinated Indenture as (a) the principal of, premium, if any, and interest on all of Fleet's indebtedness for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except (i) the Existing Subordinated Indebtedness and other Subordinated Debt Securities issued under the Subordinated Indenture, (ii) such indebtedness as is by its terms expressly stated to be junior in right of payment to the Subordinated Debt Securities and
(iii) such indebtedness as is by its terms expressly stated to rank pari passu with the Subordinated Debt Securities and (b) any deferrals, renewals or extensions of any such Senior Indebtedness. (Section 1.01). The Term "indebtedness for money borrowed" when used with respect to Fleet is defined to include, without limitation, any obligation of, or any obligation guaranteed by, Fleet for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of, or any such obligation guaranteed by, Fleet for the payment of the purchase price of property or assets. (Section 1.01).

     Existing Subordinated Indebtedness means Fleet's Subordinated Notes Due 1994-1997, Floating Rate Subordinated Capital Notes Due 1998, 9.90% Subordinated Notes Due 2001, 9% Subordinated Notes Due 2001, 8 1/8% Subordinated Notes Due 2004 and 8 5/8% Subordinated Notes Due 2007. As of the date of this Prospectus, Fleet also had issued its 7 5/8% Subordinated Notes Due 1999 and 6 7/8% Subordinated Notes Due 2003, each of which was issued under the Subordinated Indenture and is junior in right of payment to all of Fleet's Senior Indebtedness and Other Financial Obligations.

     Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Other Financial Obligations means all obligations of Fleet to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and (iii) in the case of both (i) and (ii) above, similar financial instruments, other than (A) obligations on account of Senior Indebtedness and (B) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Debt Securities. Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Entitled Persons means any person who is entitled to payment pursuant to the terms of Other Financial Obligations.

     Any Prospectus Supplement relating to a particular series of Subordinated Debt Securities will set forth the aggregate amount of indebtedness of Fleet senior to the Subordinated Debt Securities as of a recent practicable date.

     Fleet's obligations under the Subordinated Debt Securities shall rank pari passu in right of payment with each other and with the Existing Subordinated Indebtedness, subject to the obligations of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Subordinated Indenture.

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness or Other Financial Obligations, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of Fleet.

     The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

     Except as described above or in the Subordinated Indenture, the obligation of Fleet to make payment of the principal of, premium, if any, or interest on the Subordinated Debt Securities will not be affected by reason of such subordination. In the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, certain general creditors of Fleet may recover more, ratably, than Holders of the Subordinated Debt Securities. Subject to payment in full of all Senior Indebtedness, the rights of the Holders of Subordinated Debt Securities will be subrogated to the rights of the Holders of Senior Indebtedness to receive payments or distribution of cash, property or securities of Fleet applicable to Senior Indebtedness. Subject to the payment in full of all Other Financial Obligations, the rights of the Holders of Subordinated Debt Securities will be subrogated to the rights of Entitled Persons to receive payments or distributions of cash, property or securities of Fleet applicable to Other Financial Obligations. (Sections 14.02 and 14.10)

LIMITED RIGHTS OF ACCELERATION

     Unless otherwise specified in the Prospectus Supplement relating to any series of Subordinated Debt Securities, payment of principal of the Subordinated Debt Securities may be accelerated only in case of certain events involving the bankruptcy, insolvency or reorganization of Fleet which constitutes an Event of Default (as defined below). There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Debt Securities or the performance of any other covenant of Fleet in the Subordinated Indenture.

RESTRICTIVE COVENANTS

     The Prospectus Supplement relating to a series of Subordinated Debt Securities may describe certain restrictive covenants, if any, to which Fleet may be bound under the Subordinated Indenture.

EVENTS OF DEFAULT, DEFAULTS, WAIVERS

     An "Event of Default" with respect to Subordinated Debt Securities of any series is defined in the Subordinated Indenture as certain events involving the bankruptcy or reorganization of Fleet and any other

Event of Default provided with respect to Subordinated Debt Securities of such series. (Section 7.01) A "Default" with respect to Subordinated Debt Securities of any series is defined in the Subordinated Indenture as (a) an Event of Default with respect to such series; (b) failure to pay the principal of, or premium, if any, on any Subordinated Security of such series at its Maturity;
(c) failure to pay interest upon any Subordinated Security of such series when due and payable and the continuance of such Default for a period of 30 days; (d) failure to perform any other covenant or agreement of Fleet in the Subordinated Indenture with respect to Subordinated Debt Securities of such series and continuance of such Default for 60 days after written notice of such failure, requiring Fleet to remedy the same; and (e) any other Default provided with respect to Subordinated Debt Securities of such series. (Section 7.07) If an Event of Default with respect to any series of Subordinated Debt Securities for which there are Subordinated Debt Securities outstanding under the Subordinated Indenture occurs and is continuing, either the Subordinated Trustee or the Holders of not less than 25% in aggregate principal amount of the Subordinated Debt Securities of such series may declare the principal amount (or if such Subordinated Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Subordinated Debt Securities of that series to be immediately due and payable. The Holders of a majority in aggregate principal amount of the Subordinated Debt Securities of any series outstanding under the Subordinated Indenture may waive, on behalf of all Holders of such series, an Event of Default resulting in acceleration of such Subordinated Debt Securities, but only if all Defaults have been remedied and all payments due (other than those due as a result of acceleration) have been made. (Section 7.02) If a Default occurs and is continuing, the Subordinated Trustee may in its discretion, and at the written request of Holders of not less than a majority in aggregate principal amount of the Subordinated Debt Securities of any series outstanding under the Subordinated Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Subordinated Indenture shall, proceed to protect the rights of the Holders of all the Subordinated Debt Securities of such series. (Section 7.03) Prior to acceleration of maturity of the Subordinated Debt Securities of any series outstanding under the Subordinated Indenture, the Holders of a majority in aggregate principal amount of such Subordinated Debt Securities may waive any past Default under the Subordinated Indenture except a Default in the payment of principal of, premium, if any, or interest on the Subordinated Debt Securities of such series or in respect of a covenant which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 7.13)

     The Subordinated Indenture provides that in the event of a Default specified in clauses (b) or (c) of the immediately preceding paragraph in payment of principal of, premium, if any, or interest on any Subordinated Debt Security of any series, Fleet will, upon demand of the Subordinated Trustee, pay to it, for the benefit of the holder of any such Subordinated Debt Security, the whole amount then due and payable on such Subordinated Debt Security for principal, premium, if any, and interest. The Subordinated Indenture further provides that if Fleet fails to pay such amount forthwith upon such demand, the Subordinated Trustee may, among other things, institute a judicial proceeding for the collection thereof. (Section 7.03)

     The Subordinated Indenture also provides that notwithstanding any other provision of the Subordinated Indenture, the holder of any Subordinated Debt Security of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Subordinated Debt Security on the respective Stated Maturities (as defined in the Subordinated Indenture) expressed in such Subordinated Debt Security and that such right shall not be impaired without the consent of such holder. (Section 7.08)

     Fleet is required to furnish to the Subordinated Trustee annually a statement as to performance by Fleet of certain of its obligations under the Subordinated Indenture and as to any Default in such performance. (Section 5.10)

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the applicable Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of the provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to the applicable series of the Preferred Stock.

GENERAL

     Under Fleet's Restated Articles of Incorporation (the "Articles"), the Board of Directors of Fleet is authorized, without further shareholder action, to provide for the issuance of up to 16,000,000 shares of preferred stock, $1 par value ("Fleet $1 Par Preferred Stock"), in one or more series, with such voting powers, dividends, designations, preferences, rights, qualifications, limitations and restrictions as shall be set forth in the resolutions providing for the issuance thereof adopted by the Board of Directors. As of June 30, 1994, the Board of Directors of Fleet had established seven series of Fleet $1 Par Preferred Stock, of which, as of such date, (i) no shares of Preferred Stock with Cumulative and Adjustable Dividends (the "Fleet $1 Par Adjustable Rate Preferred Stock") were issued and outstanding, (ii) no shares of Series I 12% Cumulative Convertible Preferred Stock (the "Series I Preferred") were issued and outstanding, (iii) no shares of Series II 6 1/2% Cumulative Convertible Preferred Stock (the "Series II Preferred") were issued and outstanding, (iv) 1,100,000 shares of Series III 10.12% Perpetual Preferred Stock (the "Series III Preferred"), having a liquidation value of $100 per share, plus accrued and unpaid dividends, were designated and 519,758 shares were issued and outstanding, (v) 1,000,000 shares of Series IV 9.375% Perpetual Preferred Stock (the "Series IV Preferred"), having a liquidation value of $100 per share, plus accrued and unpaid dividends, were designated and 478,838 shares were issued and outstanding, (vi) 1,415,000 shares of Dual Convertible Preferred Stock (the "Dual Convertible Preferred Stock"), having a liquidation preference of $200 per share, plus accrued and unpaid dividends, were designated and 1,415,000 shares were issued and outstanding and (vii) 1,500,000 shares of Cumulative Participating Junior Preferred Stock, par value $1 per share (the "Junior Preferred Stock") issuable upon exercise of the preferred share purchase rights described below were designated and no shares were issued and outstanding. As of June 30, 1994, Fleet also had authorized 1,500,000 shares of a separate class of Preferred Stock with Cumulative and Adjustable Dividends, $20 par value (the "Fleet $20 Par Adjustable Rate Preferred Stock"), having a liquidation value of $50 per share, plus accrued and unpaid dividends, none of which were issued and outstanding as of June 30, 1994. Each such outstanding series and class is described below under "Description of Existing Preferred Stock".

     Under regulations adopted by the Federal Reserve Board, if the holders of any series of the Preferred Stock are or become entitled to vote for the election of directors because dividends on such series are in arrears, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over Fleet) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of such series.

     The Preferred Stock shall have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title, stated value and liquidation preference of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such Preferred Stock will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions;
(v) any conversion provisions; (vi) whether Fleet has elected to offer Depositary Shares as described under "Description of Depositary Shares"; and
(vii) any other rights, preferences, privileges, limitations and restrictions on such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity in all respects with the outstanding preferred stock of Fleet and each other series of the Preferred Stock (except for the Junior Preferred Stock) and will rank senior in all respects to any outstanding shares of Junior Preferred Stock and the Common Stock. See "Description of Existing Preferred Stock". The Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by Fleet.

     Unless otherwise specified in the applicable Prospectus Supplement, the depositary, transfer agent, registrar, dividend disbursing agent and redemption agent for shares of the Preferred Stock will be Fleet-RI.

     As described under "Description of Depositary Shares", Fleet may, at its option, with respect to any series of the Preferred Stock, elect to offer fractional interests in shares of Preferred Stock, and provide for the issuance by a Depositary (as defined below) of depositary receipts ("Depositary Receipts") representing depositary shares ("Depositary Shares"), each of which will represent a fractional interest (to be specified in the applicable Prospectus Supplement relating to a particular series of the Preferred Stock) in a share of such series of the Preferred Stock.

DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of Fleet, out of any funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Such rates may be fixed or adjustable or both. If adjustable, the formula or other method used for determining the applicable dividend rate for each dividend period will be set forth in the applicable Prospectus Supplement. Dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of Fleet fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Fleet will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates.

     When dividends are not paid in full upon any series of the Preferred Stock and any other series of Fleet's preferred stock ranking on a parity as to dividends with such series of Preferred Stock, all dividends declared upon shares of such series of Preferred Stock and any other series of Fleet's preferred stock ranking on a parity as to dividends shall be declared pro rata so that the amount of dividends declared per share on such series of Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of such series of Preferred Stock (which shall not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless (i) with respect to any series of Preferred Stock for which dividends are cumulative ("Cumulative Preferred Stock"), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on such Preferred Stock for all dividend periods terminating on or prior to the date of payment of any such dividends on such other series of preferred shares of Fleet or (ii) with respect to any series of Noncumulative Preferred Stock, full dividends for the then-current dividend period on such Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no dividends

(other than in Common Stock or another stock ranking junior to such series of Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made on the Common Stock or on any other stock of Fleet ranking junior to or on a parity with such series of Preferred Stock as to dividends or upon liquidation. Unless full dividends on the Cumulative Preferred Stock of any series have been paid for the then-current and all past dividend periods and full dividends for the then-current dividend period on the Noncumulative Preferred Stock of any series have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no Common Stock or any other stock of Fleet ranking junior to or on a parity with such series of Preferred Stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Fleet (except by conversion into or exchange for stock of Fleet ranking junior to such series of Preferred Stock as to dividends and upon liquidation).

     See "Fleet Financial Group, Inc." with respect to certain limitations on the ability of Fleet and its banking subsidiaries to pay dividends.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary dissolution, liquidation or winding up of Fleet, the holders of each series of the Preferred Stock will be entitled to receive and to be paid out of assets of Fleet available for distribution to its stockholders, before any payment or distribution is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in an amount per share as set forth in the Prospectus Supplement relating to such series of the Preferred Stock, plus accrued and unpaid dividends (whether or not earned or declared) for the then-current dividend period and, if such series of the Preferred Stock is Cumulative Preferred Stock, for all dividend periods prior thereto. If, upon any voluntary or involuntary dissolution, liquidation or winding up of Fleet, the amounts payable with respect to the Preferred Stock of any series and any other shares of stock of Fleet ranking as to any such distribution on a parity with the Preferred Stock of such series are not paid in full, the holders of the Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of Fleet in proportion to the full respective distributable amounts to which they are entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of such series of the Preferred Stock will not be entitled to any further participation in any distribution of assets by Fleet. Neither the sale of all or substantially all the property or business of Fleet, nor the merger or consolidation of Fleet into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of Fleet.

REDEMPTION

     Any series of the Preferred Stock may be redeemable, in whole or in part, at the option of Fleet, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series and subject to the rights of holders of other securities of Fleet. Preferred Stock redeemed by Fleet will be restored to the status of authorized but unissued preferred shares.

     The Prospectus Supplement relating to a series of the Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series of the Preferred Stock which shall be redeemed by Fleet in each year commencing after a date to be specified, at a redemption price per share and on one or more dates to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     If fewer than all of the outstanding shares of any series of the Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of Fleet and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors of Fleet.

     Notwithstanding the foregoing, if any dividends, including any accumulation on shares of Cumulative Preferred Stock, of any series are in arrears, no shares of Preferred Stock of such series shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed, and Fleet shall not purchase or otherwise acquire any shares of Preferred Stock of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to all holders of such series of the Preferred Stock.

     Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock books of Fleet. Each such notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares of Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue or accumulate on such redemption date; and (vi) the date upon which the holders' conversion rights, if any, as to such shares, shall terminate. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

     If notice of redemption has been given, dividends on the shares of Preferred Stock so called for redemption shall cease to accrue or accumulate from and after the redemption date for the shares of the series of the Preferred Stock called for redemption (unless default shall be made by Fleet in providing money for the payment of the redemption price of the shares so called for redemption), and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of Fleet (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares of the Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of Fleet shall so require and the notice shall so state), the redemption price set forth above shall be paid out of funds provided by Fleet. If fewer than all of the shares of the Preferred Stock represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

VOTING RIGHTS

     Except as indicated below or in the Prospectus Supplement relating to a particular series of the Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. In the event Fleet issues shares of a series of the Preferred Stock, each share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote. However, as more fully described below under "Description of Depositary Shares", if Fleet elects to provide for the issuance of Depositary Shares representing interests in a fraction of a share of a series of the Preferred Stock, the holders of each such Depositary Share will, in effect, be entitled through the Depositary to such fraction of a vote, rather than a full vote. Since each full share of any series of the Preferred Stock shall be entitled to one vote, the voting power of such series, on matters on which holders of such series and holders of any other series of the Preferred Stock or another series of preferred stock of Fleet are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of the Preferred Stock.

     If the equivalent of six quarterly dividends payable on any series of the Preferred Stock or any other class or series of preferred stock are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of all outstanding series of preferred stock, including holders of any series of the Preferred Stock, voting as a single class without regard to series, will be entitled at Fleet's next annual meeting of stockholders (and at each subsequent annual meeting of stockholders) to elect such additional two directors until full cumulative dividends for all then-current and past dividend periods on all preferred shares of Fleet so entitled to vote, including any shares of the Preferred Stock, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders or until their respective successors shall be elected and qualify. If a vacancy in the office of such director shall occur during the continuance of a default in dividends on preferred shares of Fleet so entitled to vote prior to the end of the term of such director, such vacancy shall be filled for the unexpired term of such director by the remaining director elected by the preferred shares so entitled to vote.

     The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Preferred Stock of any series at the time outstanding, voting as a class, will be required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of such series of Preferred Stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of any series of Preferred Stock and any other series of preferred stock of Fleet ranking on a parity with any series of Preferred Stock as to dividends or upon liquidation, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to any series of Preferred Stock as to dividends or upon liquidation, but such vote will not be required to take any such actions with respect to any stock ranking on a parity with or junior to the Preferred Stock of such series.

     Subject to such affirmative vote or consent of the holders of the outstanding shares of the Preferred Stock of any series, Fleet may, by resolution of its Board of Directors or as otherwise permitted by law, from time to time alter or change the preferences, rights or powers of the Preferred Stock of such series. The holders of the Preferred Stock of such series shall not be entitled to participate in any such vote if, at or prior to the time when any such alteration or change is to take effect, provision is made for the redemption of all the Preferred Stock of such series at the time outstanding. Nothing in this section shall be taken to require a class vote or consent in connection with the authorization, designation, increase or issuance of any shares of any class or series (including additional Preferred Stock of any series) ranking junior to or on a parity with the Preferred Stock of such series as to dividends and liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other obligations of Fleet.

CONVERSION RIGHTS

     The Prospectus Supplement relating to any series of the Preferred Stock that is convertible will state the terms on which shares of such series are convertible into Common Stock of Fleet or another series of Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to the applicable series of the Preferred Stock, forms of which will be filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     Fleet may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, Fleet will provide for the issuance by a Depositary of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) in a share of a particular series of the Preferred Stock as described below.

     The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between Fleet and a bank or trust company selected by Fleet (which may be affiliated with Fleet) having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus

Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Unless otherwise specified in the applicable Prospectus Supplement, the Depositary for shares of the Preferred Stock will be Fleet-RI. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement. Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of Fleet, issue temporary Depositary Receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at Fleet's expense.

     Upon surrender of Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption) and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to, or upon the order of, such holder the whole shares of Preferred Stock underlying, and any money or other property represented by, the Depositary Shares evidenced by the surrendered Depositary Receipts.

     Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. Fleet does not expect that there will be any public trading market for the Preferred Stock except as represented by the Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash (including, without limitation, distributions resulting from stock dividends, splits or plans of reorganization), the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Fleet, sell such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by Fleet to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If any Preferred Stock deposited under a Deposit Agreement is subject to redemption, the related Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred

Stock. Whenever Fleet redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata or by lot as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and Fleet will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

TAXATION

     Owners of Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement,
(ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor and (iii) the holding period for shares of the Preferred Stock in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Stock will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Fleet and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by Fleet or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of Fleet and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     Fleet will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Fleet will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

     The Depositary will forward to the holders of Depositary Shares all notices, reports and other communications (including proxy solicitation materials) from Fleet which are delivered to the Depositary and which Fleet is required to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor Fleet will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Fleet and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, on information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

     Any record holder of Depositary Shares who has been a holder for at least six months or who holds at least five percent of the outstanding shares of capital stock of Fleet will be entitled to inspect the transfer books relating to the Depositary Shares and the list of record holders of Depositary Shares upon certification to the Depositary that such holder is acting in good faith and that such inspection is for a proper purpose.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to Fleet notice of the Depositary's election to do so, and Fleet may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                    DESCRIPTION OF EXISTING PREFERRED STOCK

GENERAL

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Rhode Island Business Corporation Act (the "RIBCA") and the Articles and By-laws of Fleet.

FLEET $1 PAR PREFERRED STOCK

     Fleet $1 Par Preferred Stock (which includes the Preferred Stock), is issuable in series, with such relative rights, preferences and limitations of each series (including dividend rights, dividend rate, liquidation preference, voting rights, conversion rights and terms of redemption (including sinking fund provisions), redemption price or prices and the number of shares constituting any series) as may be fixed by the Board of Directors.

     Series III Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series III Preferred are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends, if any.

     The holders of Series III Preferred are entitled to receive dividends at the rate of 10.12% per annum computed on the basis of the issue price thereof of $100 per share, payable quarterly, before any dividend shall be declared or paid upon the Common Stock or the Junior Preferred Stock. The dividends on Series III Preferred are cumulative. The Series III Preferred is redeemable, in whole or in part, at Fleet's option, on and after June 1, 1996, commencing at $105.06 per share and declining ratably on June 1 of each year to $100 per share on or after June 1, 2001, plus, in each case, accrued and unpaid dividends, if any.

     Except as indicated below or except as expressly required by applicable law, the holders of the Series III Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series III

Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series III Preferred, voting as a single class with the holders of shares of any one or more other series of Fleet $1 Par Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series III Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series III Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

     The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series III Preferred is required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series III Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series III Preferred and any other series of Fleet $1 Par Preferred Stock ranking on a parity with the Series III Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series III Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

     Series IV Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series IV Preferred are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends, if any.

     The holders of Series IV Preferred are entitled to receive dividends at the rate of 9.375% per annum computed on the basis of the issue price thereof of $100 per share, payable quarterly, before any dividend shall be declared or paid upon the Common Stock or the Junior Preferred Stock. The dividends on Series IV Preferred are cumulative. The Series IV Preferred is redeemable, in whole or in part, at Fleet's option, on and after December 1, 1996, at $100 per share, plus accrued and unpaid dividends, if any.

     Except as indicated below or except as expressly required by applicable law, the holders of the Series IV Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series IV Preferred or any other class or series of preferred stock are in default (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series IV Preferred, voting as a single class with the holders of shares of any one or more other series of Fleet $1 Par Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series IV Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect such directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series IV Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

     The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series IV Preferred is required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series IV Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series IV Preferred and any other series of Fleet $1 Par Preferred Stock ranking on a parity with the Series IV Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series IV Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

     Dual Convertible Preferred Stock. The Dual Convertible Preferred Stock has no voting rights except as provided by Rhode Island law or as indicated below. The Dual Convertible Preferred Stock is not entitled to vote for the election of directors in any circumstances, including dividend arrearages, and the holders thereof have agreed to vote the Dual Convertible Preferred Stock as directed by Fleet's board of directors on any matters upon which the shares are entitled to vote under Rhode Island law, except on those matters adversely affecting the rights of holders of Dual Convertible Preferred Stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Dual Convertible Preferred Stock, voting as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, is required to authorize any new class of equity securities of Fleet to which the Dual Convertible Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise. In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Dual Convertible Preferred Stock, voting as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, shall be required for any amendment of Fleet's Articles (or the certificate of designation of the Dual Convertible Preferred Stock), which would affect materially and adversely the specified rights, preferences, privileges or voting rights of shares of Dual Convertible Preferred Stock.

     The holders of Dual Convertible Preferred Stock are entitled to dividends equal to one-half of the total dividends declared (after the first $15 million in dividends), if any, by Fleet Banking Group on its common stock. Such dividends, if accrued and unpaid, will be cumulative. In the event of the liquidation, dissolution or winding up of Fleet, the holders of the outstanding Dual Convertible Preferred Stock are entitled to receive a distribution of $200 per share, plus accrued and unpaid dividends, if any.

     On July 31, 1991, the date of issuance of the Dual Convertible Preferred Stock, Fleet granted to the partnerships which purchased the Dual Convertible Preferred Stock (the "Partnerships") rights (the "DCP Rights") to purchase 6,500,000 shares of Common Stock at $17.65 per share.

     The Dual Convertible Preferred Stock is convertible into Common Stock at a conversion price of $17.65 per share at any time. The total number of shares issuable upon such conversion is 16,033,994 shares, subject to customary anti-dilution adjustments. If any of such stock is converted prior to July 12, 2001, all of such stock must be converted. After July 12, 2001, any holder of Dual Convertible Preferred Stock may convert its stock into Common Stock independently of any other holder.

     The Dual Convertible Preferred Stock is also convertible into 50% of the common stock of Fleet Banking Group at any time after the later of (i) July 12, 1995 and (ii) the date on which the Partnerships distribute all the shares of Dual Convertible Preferred Stock then held by them to the partners therein (which distribution date will be July 12, 1997 unless the Federal Reserve Board consents to an alternative distribution date, but in no event earlier than July 12, 1995). The Dual Convertible Preferred Stock is also convertible into Fleet Banking Group common stock on an earlier date in the event that the quotient of
(i) Fleet's Tier 1 capital as of the date of determination (adjusted to include goodwill of Fleet as of July 12, 1991) divided by (ii) total assets, falls below 3%. The Dual Convertible Preferred Stock is not convertible into Fleet Banking Group common stock after July 12, 2001 or at any time while it is held by the Partnerships. After the Dual Convertible Preferred Stock becomes convertible into Fleet Banking Group common stock, the holders of the Dual Convertible Preferred Stock will have the right to obtain an appraisal of the fair value of the common stock of Fleet Banking Group (the "Appraisal") as if all such shares were to be sold to a third party in a transaction reflecting a control premium. If such Appraisal is acceptable to the holders of the Dual Convertible Preferred Stock, the Dual Convertible Preferred Stock may be converted into 50% of the common stock of Fleet Banking Group on or after the date that is six months after such acceptance or, in the case of the earlier date due to the capital deficiency described above, on or after the date that is 60 days after the notice of such deficiency. During the period after acceptance but prior to the date on which such shares become convertible, Fleet will have the option to redeem the Dual Convertible Preferred Stock at a redemption price equal to 50% of the Appraisal price less the sum of (i) the market value of the shares of Common Stock into which the Dual Convertible Preferred Stock is then convertible (and such shares of Common Stock shall be distributed to the holders of Dual Convertible Preferred Stock) and (ii) the value of the DCP Rights. Fleet has the option to pay such redemption price in cash or in any combination of Fleet securities having a realizable market value equal to such redemption price. If Fleet does not exercise this option, the holders of the Dual Convertible Preferred Stock may convert their shares into 50% of the common stock of Fleet Banking Group. Any such conversion must be for all of the Dual Convertible Preferred Stock.

     Junior Preferred Stock. The Junior Preferred Stock will be issued upon the exercise of a Right (as hereinafter defined) issued to holders of the Common Stock. As of the date of this Prospectus, there were 1,500,000 shares of Fleet $1 Par Preferred Stock reserved for issuance upon the exercise of the Rights. See "-- Description of Common Stock -- Preferred Share Purchase Rights". Shares of Junior Preferred Stock purchasable upon exercise of the Rights will rank junior to the Fleet $1 Par Preferred Stock and the Fleet $20 Par Adjustable Rate Preferred Stock and will not be redeemable. Each share of Junior Preferred Stock will, subject to the rights of such senior securities of Fleet, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $1.00 per share or, subject to certain adjustments, 100 times the dividend declared per share of Common Stock. Upon the liquidation, dissolution or winding up of Fleet, the holders of the Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to a preferential liquidation payment equal to the greater of $1.00 per share plus all accrued and unpaid dividends or 100 times the payment made per share of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to receive 100 times the amount received per share of Common Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the Common Stock. The rights of the Junior Preferred Stock are protected by customary antidilution provisions.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     Holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of the Preferred Stock, and any other class or series of preferred stock at the time outstanding, to receive pro rata the net assets of Fleet. Dividends are paid on the Common Stock only if all dividends on the outstanding series of Preferred Stock, and any other class or series of preferred stock at the time outstanding, for the then-current period and, in the case of Cumulative Preferred Stock, all prior periods have been paid or provided for.

     Fleet $1 Par Preferred Stock and any other class of preferred stock have, or upon issuance will have, preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation or dissolution of Fleet and such other preferences as may be fixed by the Board of Directors.

     The holders of the Common Stock are entitled to one vote for each share held and are vested with all of the voting power except as the Board of Directors has provided with respect to outstanding preferred stock or may provide, in the future, with respect to Preferred Stock or any other class or series of preferred stock which it may hereafter authorize. See "Description of Existing Preferred Stock". Shares of Common Stock are not redeemable and have no subscription, conversion or preemptive rights.

     The affirmative vote of not less than 80% of Fleet's outstanding voting stock, voting separately as a class, is required for certain Business Combinations between Fleet and/or its subsidiaries and persons owning 10% or more of its voting stock. See "Selected Provisions in the Articles of Fleet; Business Combinations with Related Persons".

     The Common Stock is listed on the New York Stock Exchange. The outstanding shares of Common Stock are, and the shares to be issued in connection with any offering hereunder will be, validly issued, fully paid and non-assessable and the holders thereof are not, and will not be, subject to any liability as stockholders.

TRANSFER AGENT AND REGISTRAR.

     The Transfer Agent and Registrar for the Fleet Common Stock is Fleet-RI.

RESTRICTIONS ON OWNERSHIP.

     The Bank Holding Company Act (the "BHCA") requires any "bank holding company", as such term is defined therein, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of the Common Stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of the Common Stock under the Change in Bank Control Act (the "CBCA"). The Partnerships which purchased the Dual Convertible Preferred Stock made a filing under the CBCA because of their acquisition of such stock. Any holder of 25% or more of the Common Stock (or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over Fleet) is subject to regulation as a bank holding company under the BHCA.

PREFERRED SHARE PURCHASE RIGHTS

     On November 21, 1990, the Board of Directors of Fleet declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock of Fleet. The dividend was paid on December 4, 1990 to the shareholders of record on that date. Each Right, when exercisable, will entitle the registered holder to purchase from Fleet one one-hundredth of a share of Junior Preferred Stock at an exercise price of $50 per one one-hundredth of a share of Junior Preferred Stock (the "Purchase Price"), subject to certain adjustments. Until the Distribution Date (as hereinafter defined), Fleet will issue one Right with each share of Common Stock. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Rights Agreement dated as of November 21,

1990 between Fleet and Fleet-RI, as Rights Agent, as amended by a First Amendment to Rights Agreement dated March 28, 1991 and a Second Amendment to Rights Agreement dated July 12, 1991 (as amended, the "Rights Agreement"), a copy of which was filed as an exhibit to the Registration Statement on Form 8-A filed with the Commission on December 4, 1990 and as exhibits to Fleet's Amendment to Application or Report on Form 8 dated September 6, 1991.

     The Rights are not represented by separate certificates and are not exercisable or transferable apart from the Common Stock until the earlier to occur of (i) the tenth day after a public announcement by Fleet (x) that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership (as defined in the Rights Agreement) of 10% or more (or, in the case of an institutional investor, acting in the ordinary course of business and not with the purpose of changing or influencing control of Fleet (a "Qualifying Investor"), 15% or more) of the outstanding shares of Common Stock, (y) that any person or group of affiliated or associated persons, which beneficially owned 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares on the Declaration Date, or which acquired beneficial ownership of 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares as a result of any repurchase of shares by Fleet, thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares, or (z) that any person who was a Qualifying Investor owning 10% or more of the outstanding shares of Common Stock ceased to qualify as a Qualifying Investor and thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares (any person described in clause (x), (y) or (z) being an "Acquiring Person"); and (ii) the tenth day (or such later day as may be determined by action of the Board of Directors of Fleet prior to such time as any person becomes an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person (other than Fleet) to acquire (when added to any shares as to which such person is the beneficial owner immediately prior to such commencement) beneficial ownership of 10% or more of the issued and outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"). On March 28, 1991 and July 12, 1991 the Rights Agreement was amended to change the definition of an "Acquiring Person" (i) to permit the sale of the Dual Convertible Preferred Stock and issuance of rights to purchase Common Stock to the Partnerships and (ii) to permit the Board of Directors of Fleet to determine that a person who would otherwise be an "Acquiring Person" had become such inadvertently and therefore allow divestiture of a sufficient number of shares to avoid such designation.

     The Rights will first become exercisable on the Distribution Date and could then begin trading separately from the Common Stock. The Rights will expire on November 21, 2000 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Fleet.

     In the event any person becomes an Acquiring Person, the Rights would give holders (other than such Acquiring Person and its transferees) the right to buy, for the Purchase Price, Common Stock (or, under certain circumstances, cash, property or other debt or equity securities ("Common Stock equivalents")) with a market value of twice the Purchase Price. In addition, at any time after any person becomes an Acquiring Person, the Board may, at its option and in lieu of any transaction described in the preceding sentence, exchange the outstanding and exercisable Rights (other than Rights held by such Acquiring Person and its transferees) for shares of Common Stock or Common Stock equivalents at an exchange ratio of one share of Common Stock per Right, subject to certain adjustments.

     In any merger or consolidation involving Fleet after the Rights become exercisable, each Right will be converted into the right to purchase, for the Purchase Price, common stock of the surviving corporation (which may be Fleet) with a market value of twice the Purchase Price. The Board of Directors of Fleet may amend the Rights Agreement or redeem the Rights for $.01 each at any time until there is an Acquiring Person. Thereafter, the Board of Directors can amend the Rights Agreement only to eliminate ambiguities or to provide additional benefits to the holders of the Rights (other than the Acquiring Person).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Fleet, including, without limitation, the right to vote or to receive dividends.

     The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights, and the number of outstanding Rights, are subject to customary antidilution adjustments.

     The Rights have certain "anti-takeover" effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Fleet on terms not approved by the Board of Directors of Fleet, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that there is an Acquiring Person (at which time holders of the Rights become entitled to exercise their Rights for shares of Common Stock at one-half the market price), since until such time the Rights generally may be redeemed by the Board of Directors of Fleet at $.01 per Right.

                  SELECTED PROVISIONS IN THE ARTICLES OF FLEET

BUSINESS COMBINATIONS WITH RELATED PERSONS

     The Articles require that neither Fleet nor any of its subsidiaries may engage in a Business Combination with a Related Person unless such Business Combination (a) was approved by an 80% vote of the Board of Directors prior to the time the Related Person became such; (b) is approved by a vote of 80% of the Continuing Directors and a majority of the entire Board and certain conditions as to price and procedure are complied with; or (c) is approved by a vote of 80% of Fleet's outstanding shares of Fleet capital stock entitled to vote generally in the election of directors, voting as a single class. Under the Articles, a "Business Combination" includes any merger or consolidation of Fleet or any of its subsidiaries into or with a Related Person or any of its affiliates or associates; any sale, exchange, lease, transfer or other disposition to or with a Related Person of all, substantially all or any Substantial Part (defined as assets having a value of more than 5% of the total consolidated assets of Fleet) of the assets of Fleet or any of its subsidiaries; any purchase, exchange, lease or other acquisition by Fleet or any of its subsidiaries of all or any Substantial Part of the assets or business of a Related Person or any of its affiliates or associates; any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of increasing the proportionate amount of voting shares of Fleet or any subsidiary which are beneficially owned by a Related Person; and the acquisition by a Related Person of beneficial ownership of voting securities, securities convertible into voting securities or any rights, warrants or options to acquire voting securities of a subsidiary of Fleet; a "Related Person" includes any person who is the beneficial owner of 10% or more of Fleet's voting shares prior to the consummation of a Business Combination or any person who is an affiliate of Fleet and was the beneficial owner of 10% or more of Fleet's voting shares at any time within the five years preceding the date on which a binding agreement providing for a Business Combination is authorized by the Board of Directors; and the "Continuing Directors" are those individuals who were members of the Fleet Board of Directors prior to the time a Related Person became the beneficial owner of 10% or more of Fleet's voting stock or those individuals designated as Continuing Directors (prior to their initial election as directors) by a majority of the then Continuing Directors. To amend these provisions, a super majority vote (80%) of the Board of Directors, a majority vote of the Continuing Directors and a super majority vote (80%) of the stockholders is required unless the amendment is recommended to the stockholders by a majority of the Board of Directors and not less than 80% of the Continuing Directors, in which event only the vote provided under Rhode Island law is required.

DIRECTORS

     The Articles contain a number of additional provisions which are intended to delay an insurgent's ability to take control of Fleet's Board of Directors, even after an insurgent has obtained majority ownership of the Fleet Common Stock. The Articles provide for a classified Board of Directors, consisting of three classes of directors serving staggered three-year terms. Directors of Fleet may only be removed for cause and only (a) by a vote of the holders of 80% of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class at a meeting called for that purpose or (b) by a vote of a majority of the Continuing Directors and a majority of the Board of Directors as constituted at that time. Vacancies on the Board of Directors, whether due to resignation, death, incapacity or an increase in the number of directors, may only be filled by the Board, acting by a vote of 80% of the directors then in office. The Articles provide that the number of directors of Fleet (exclusive of directors to be elected by the holders of any one or more series of the Preferred Stock voting separately as a class or classes) that shall constitute the Board of Directors shall be 13, unless otherwise determined by resolution adopted by a super majority vote (80%) of the Board of Directors and a majority of the Continuing Directors. Pursuant to such an adopted resolution, the number of directors that may serve is currently fixed at twenty-two, except in the event that quarterly dividends are not paid on non-voting Preferred Stock as described above, and may only be increased by the affirmative vote of 80% of the Board of Directors and a majority of the Continuing Directors. A super majority vote (80%) of the Board of Directors, a majority vote of the Continuing Directors and a super majority vote (80%) of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class are required to amend any of these provisions.

                            DESCRIPTION OF WARRANTS

     Fleet may issue Warrants for the purchase of Debt Securities, Preferred Stock, or Common Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock, or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between Fleet and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the Commission in connection with the offering of such Warrants.

DEBT WARRANTS

     The Prospectus Supplement relating to a particular issue of Debt Warrants will describe the terms of such Debt Warrants, including the following: (a) the title of such Debt Warrants; (b) the offering price for such Debt Warrants, if any; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants;
(e) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (f) if applicable, the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (l) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States Federal income tax considerations; (n) the antidilution provisions of such Debt Warrants, if any;
(o) the redemption or call provisions, if any, applicable to such Debt Warrants; and (p) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

     The Prospectus Supplement relating to any particular issue of Preferred Stock Warrants or Common Stock Warrants will describe the terms of such Warrants, including the following: (a) the title of such Warrants; (b) the offering price for such Warrants, if any; (c) the aggregate number of such Warrants; (d) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Warrants; (e) if applicable, the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (f) if applicable, the date from and after which such Warrants and any Securities issued therewith will be separately transferable; (g) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable;
(k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such Warrants, if any; (m) the redemption or call provisions, if any, applicable to such Warrants; and (n) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

                       DESCRIPTION OF CAPITAL SECURITIES

     A Prospectus Supplement may provide that Capital Securities will be issuable in exchange for or upon conversion of Subordinated Debt Securities or Preferred Stock of any series. "Capital Securities" may consist of common stock, perpetual preferred stock or, if permitted by Fleet's primary federal banking regulator (currently the Federal Reserve Board), other securities of Fleet. The Prospectus Supplement relating to Subordinated Debt Securities or Preferred Stock which is exchangeable for or convertible into Capital Securities will contain a description of the Capital Securities.

                              PLAN OF DISTRIBUTION

     Fleet may sell Securities to or through underwriters, and also may sell Securities through agents (which are registered broker-dealers or banks) which may be affiliates.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities. Certain restrictions relating to the distribution of Securities in connection with an International Offering will be set forth in the applicable Prospectus Supplement.

     In connection with the sale of Securities, underwriters or agents acting on Fleet's behalf may receive compensation from Fleet or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Act and any discounts or commissions received by them and any profits on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter will be identified and any such compensation will be described in the applicable Prospectus Supplement.

     Under agreements which may be entered into by Fleet, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Fleet against certain liabilities, including liabilities under the Act, and to certain rights of contribution from Fleet.

     If so indicated in the applicable Prospectus Supplement, Fleet will authorize underwriters or other persons acting as Fleet's agents to solicit offers by certain institutions to purchase Debt Securities, Preferred Stock, Depositary Shares or Debt Warrants from Fleet pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates stated in the applicable Prospectus Supplement. Each such contract will be for an amount not less than, and the aggregate amount of such securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Fleet. The obligations of any purchaser under any such contract will not be subject to any condition except that (1) the purchase of the Debt Securities, Preferred Stock, Depositary Shares or Debt Warrants shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (2) if the Debt Securities, Preferred Stock, Depositary Shares or Debt Warrants are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Debt Securities, Preferred Stock, Depositary Shares or Debt Warrants not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

     Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, Fleet or one or more of its affiliates in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements of Fleet appearing in Fleet's 1993 Annual Report to Stockholders and incorporated by reference in Fleet's 1993 Annual Report on Form 10-K for the year ended December 31, 1993, incorporated by reference herein (and elsewhere in the Registration Statement) have been incorporated by reference herein (and elsewhere in the Registration Statement) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the Notes offered hereby will be passed upon for Fleet by Edwards & Angell, One Hospital Trust Plaza, Providence, Rhode Island 02903, and for the Underwriters by Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019. V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank and beneficially owns 4,052 shares of Common Stock.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1994)                                  [LOGO]
                                  $
                          FLEET FINANCIAL GROUP, INC.
                                % NOTES DUE
                            ------------------------

     Interest on the Notes offered hereby is payable semiannually on
            and of each year, commencing             The Notes will mature on
            , and may not be redeemed prior to maturity. See "Description of Notes".

     The Notes will be represented by Global Securities registered in the name of the nominee of The Depository Trust Company (the "Depository"). Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided herein, Notes in definitive form will not be issued. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by Fleet Financial Group, Inc. ("Fleet") in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment".

     THE NOTES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
                                          PRICE TO          UNDERWRITING        PROCEEDS TO
                                         PUBLIC(1)          DISCOUNT(2)         FLEET(1)(2)
- -----------------------------------------------------------------------------------------------
Per Note...........................       %                   %                   %
Total..............................  $                   $                   $
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from           , 1994.
(2) Fleet has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting".
(3) Before deducting expenses payable by Fleet estimated at $175,000.

                            ------------------------

     The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the Notes will be
delivered in book-entry form only, on or about             , 1994, through the
facilities of The Depository Trust Company.
                            ------------------------
         The date of this Prospectus Supplement is             , 1994.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following unaudited consolidated summary sets forth selected financial data for Fleet and its subsidiaries for the six months ended June 30, 1994 and 1993 and for each of the years in the five-year period ending December 31, 1993. The following summary should be read in conjunction with the financial information appearing elsewhere in this Prospectus and Prospectus Supplement incorporated herein by reference to other documents. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The summary data for the six months ended June 30, 1994 and 1993 is based on unaudited financial statements which include all adjustments that, in the opinion of management of Fleet, are necessary for a fair presentation of the results of the respective interim periods. The results of operations for the six months ended June 30, 1994 are not necessarily indicative of the results for any other period. Certain amounts in prior periods have been reclassified to conform to current year presentation.

                                      SIX MONTHS
                                    ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                                -----------------------   ----------------------------------------------------------------
                                 1994(1)        1993         1993         1992       1991(2)      1990(3)          1989
                                ----------   ----------   ----------   ----------   ----------   ----------     ----------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Consolidated Summary of
  Operations:
  Interest income.............  $    1,565   $    1,616   $    3,212   $    3,416   $    3,329    $    3,279    $    3,068
  Interest expense............         575          601        1,161        1,463        1,930         2,126         1,816
  Net interest income.........         990        1,015        2,051        1,953        1,399         1,153         1,252
  Provision for credit
    losses....................          34          155          271          486          509           762           160
  Net interest income after
    provision for credit
    losses....................         956          860        1,780        1,467          890           391         1,092
  Noninterest income..........         575          700        1,465        1,368        1,082           735           576
  Noninterest expense.........       1,050        1,184        2,424        2,318        1,819         1,289         1,128
  Income (loss) before income
    taxes.....................         481          376          821          517          153          (163)          540
  Income tax expense
    (benefit).................         191          153          327          228           55           (89)          169
  Net income (loss) before
    minority interest.........         290          223          494          289           98           (74)          371
  Minority interest in FMG
    (after-tax)(4)............           5           (2)           6            9            0             0             0
                                ----------   ----------   ----------   ----------   ----------    ----------    ----------
  Net income (loss)...........  $      285   $      225   $      488   $      280   $       98    $      (74)   $      371
                                ==========   ==========   ==========   ==========   ==========    ==========    ==========
Earnings (loss) per common
  share (5):
  Primary.....................  $     1.74   $     1.39   $     3.01   $     1.78   $      .67    $     (.75)   $     3.34
  Fully diluted...............        1.74         1.38         3.01         1.77           67          (.75)         3.30
  Weighted average primary
    shares outstanding........ 157,920,587  152,621,535  154,666,307  141,469,658  124,966,226   109,415,386   108,706,377
  Weighted average fully
    diluted shares
    outstanding............... 158,139,767  152,936,904  154,899,995  142,778,665  127,092,029   111,259,336   111,025,858
Book value per common
  share(6)....................  $    22.82   $    21.50   $    22.84   $    19.50   $    18.15    $    17.65    $    19.87
Cash dividends declared per
  common share................         .65         .475        1.025         .825          .80          1.25          1.31
Common dividend payout
  ratio(7)....................        31.4%        28.8%        28.7%        36.1%        96.7%           --(7)       38.3%
Ratio of Earnings to Fixed
  Charges(8):
  Excluding interest on
    deposits..................        2.80x        2.73x        2.81x        2.22x        1.32x           --(8)       1.93x
  Including interest on
    deposits..................        1.80         1.61         1.68         1.34         1.08            --(8)       1.29
Ratio of Earnings to Fixed
  Charges and Dividends on
  Preferred Stock(9):
  Excluding interest on
    deposits..................        2.73         2.62         2.67         2.09         1.31            --(9)       1.91
  Including interest on
    deposits..................        1.79         1.60         1.66         1.33         1.08            --(9)       1.29
Consolidated Balance Sheet --
  Average Balances:
  Total assets................  $   47,636   $   45,207   $   45,966   $   45,166   $   38,839    $   34,363    $   29,798
  Securities held to
    maturity(10)..............         855        1,969        2,496          650        6,787         7,127         4,894
  Securities available for
    sale......................      14,334       10,482       10,442       11,059        1,376            --            --
  Loans and leases, net of
    unearned income...........      25,823       26,127       26,144       26,615       23,995        21,027        20,371
  Interest-bearing deposits...      24,487       25,411       25,173       26,551       24,248        18,607        16,914
  Short-term borrowings(11)...       8,002        5,141        5,971        4,753        3,284         6,366         4,260
  Long-term debt/subordinated
    notes and
    debentures(12)............       3,364        3,788        3,718        3,127        3,020         2,544         1,809

                                      SIX MONTHS
                                    ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                                -----------------------   --------------------------------------------------------------
                                 1994(1)        1993         1993         1992       1991(2)      1990(3)        1989
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
  Dual Convertible Preferred
    Stock(13).................          --            --           --         283          134           --           --
  Stockholders' equity........       3,634         3,375        3,453       2,611        2,269        2,197        2,182
  Consolidated Ratios(14):
  Net interest margin (fully
    taxable equivalent).......        4.74%         5.05%        5.02%        4.80%       4.09%        3.92%        4.96%
  Return (loss) on average
    assets....................        1.21          1.00         1.06          .62         .25         (.21)        1.25
  Return (loss) on average
 common stockholders' equity..       17.25(15)     15.38        16.07        11.01        4.02        (3.93)       17.70
  Return (loss) on average
    stockholders' equity......       15.83(15)     13.44        14.14        10.72        4.31        (3.35)       17.02
  Average stockholders' equity
    to average assets.........        7.63(15)(16)  7.47(16)     7.51(16)     5.78(16)    5.84(16)     6.39         7.32
  Tier 1 risk-based capital
    ratio(17).................       11.82         11.57        11.76        10.44        9.77         7.58         7.26
  Total risk-based capital
    ratio(17).................       16.59         16.70        16.62        15.38       13.79        11.19        10.70
  Period-end reserve for
    possible loan and lease
    losses to period-end loans
    and leases, net of
    unearned income...........        3.69          3.94         3.80         3.86        3.81         3.42         1.58
  Net charge-offs to average
    loans and leases, net of
    unearned income...........         .41          1.17         1.11         2.05        1.65         1.92          .72
  Period-end nonperforming
    assets to period-end loans
    and leases, net of
    unearned income, and other
    real estate owned(18).....        2.12          3.24         2.27         3.68        5.89         6.64         1.84

- ---------------

 (1) Effective January 1, 1994, Fleet adopted Financial Accounting Standards Board (FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of stockholders' equity. Previously, these securities were recorded at the lower of amortized cost or fair value with any net unrealized loss included in earnings. In connection with the adoption of FASB Statement No. 115, Fleet transferred securities netting to $767 million from the held to maturity portfolio to the available for sale portfolio. Fleet's Tier 1 capital and total capital ratios do not include any adjustments for unrealized gains or losses relating to securities available for sale.

 (2) Data for the year ended December 31, 1991 includes results of the banks acquired in the Bank of New England acquisition from July 14, 1991.

 (3) Results for the year ended December 31, 1990 reflect the restatement of earnings relating to Fleet's accounting for declines in the market value of its marketable equity securities discussed in Fleet's Current Reports on Form 8-K dated May 3, 1991 and August 16, 1991 and its Annual Report on Form 10-K for the year ended December 31, 1991.

 (4) For the year ended December 31, 1992, the minority interest deduction for Fleet Mortgage Group, Inc. ("FMG") totalled approximately 19% of FMG's earnings from the date of the initial public offering (August 7, 1992) to the end of the period.

 (5) Earnings used in the calculation of primary and fully diluted earnings per share are adjusted by the dividend requirements of all outstanding preferred stock. Weighted average primary shares outstanding have been computed using the historical weighted average shares outstanding and common stock equivalents relating to stock options, Fleet's Dual Convertible Preferred Stock and rights to acquire Common Stock issued to holders of the Dual Convertible Preferred Stock, each outstanding at period end, and the exercise of stock options as may be appropriate as of the beginning of the earliest period presented, adjusted to the equivalent number of shares of Common Stock using the average closing price of Common Stock for the respective periods presented. Weighted average fully diluted shares outstanding have been computed as described above using the higher of the average closing price or closing price of Common Stock for the respective periods presented to compute the equivalent number of shares of Common Stock.

 (6) Common stockholders' equity (used to compute book value per common share) is equal to the difference between total assets and total liabilities less total preferred stockholders' equity. Total assets of Fleet for each relevant period-end include goodwill and core deposit intangible. Such goodwill and core deposit intangible amounted to $331 million, $361 million, $341 million, $212 million and $229 million, at December 31, 1993, 1992, 1991, 1990 and 1989, respectively, and $336 million and $354 million at June 30, 1994 and 1993, respectively. Fleet adopted FASB Statement No. 115 effective January 1, 1994. Fleet's book value per common share for the six months ended June 30, 1994 includes the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, Fleet's book value per common share would have been $24.20 for the six months ended June 30, 1994.

 (7) The common dividend payout ratio is equal to the ratio of aggregate common dividends declared during the indicated period to the consolidated net income of Fleet during such period. For the year ended December 31, 1990, common dividends aggregated $137 million and the net loss was $74 million.

 (8) Earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on short-term debt and long-term debt (including interest related to capitalized leases and capitalized interest) and one-third of rent expense, which approximates the interest component of such expense. In addition, where indicated, fixed charges include interest on deposits. Fixed charges exceeded earnings by $164 million (excluding interest on deposits) and by $164 million (including interest on deposits) for the year ended December 31, 1990.

 (9) Earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and the pretax equivalent of dividends on preferred stock. Fixed charges and dividends on preferred stock consist of interest on short-term debt and long-term debt (including interest related to capitalized leases and capitalized interest) and one-third of rent expense, which approximates the interest component of such expense, plus the pretax equivalent of dividends on preferred stock. In addition, where indicated, fixed charges include interest on deposits. The sum of fixed charges and dividends exceeded earnings by $164 million (excluding interest on deposits) and by $164 million (including interest on deposits) for the year ended December 31, 1990.

(10) For a discussion of Fleet's reclassification in 1992 of its "portfolio securities" to "securities held for sale", see Fleet's Current Report on Form 8-K dated October 21, 1992.

(11) Short-term borrowings consist mainly of federal funds purchased, securities sold under agreements to repurchase, commercial paper and bank debt.

(12) Fleet issued $200 million of 7 1/4% Notes due 1999 on September 7, 1994.

(13) The Dual Convertible Preferred Stock was issued in 1991 and reclassified to stockholders' equity as of December 31, 1992.

(14) Interim financial percentages have been annualized, where appropriate.

(15) Fleet adopted FASB Statement No. 115 effective January 1, 1994. Fleet's return on average common stockholders' equity, return on average stockholders' equity and average stockholders' equity to average assets ratios includes the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, Fleet's return on average common stockholders' equity, return on average stockholders' equity and average stockholders' equity to average assets ratios would have been 17.31%, 15.88% and 7.61%, respectively for the six months ended June 30, 1994.

(16) Excludes $283 million of Fleet's Dual Convertible Preferred Stock at December 31, 1992 and December 31, 1991 and includes $283 million of Fleet's Dual Convertible Preferred Stock at June 30, 1994, June 30, 1993 and December 31, 1993. Including the $283 million of Dual Convertible Preferred Stock, this ratio would be 6.41% and 6.19% at December 31, 1992 and December 31, 1991, respectively. The Dual Convertible Preferred Stock was reclassified to stockholders' equity as of December 31, 1992.

(17) Calculated using final 1992 risk-based capital guidelines.

(18) Nonperforming assets include loans and leases on a nonaccrual basis, loans renegotiated due to the financial deterioration of the borrower and OREO, defined as insubstance foreclosures and other real estate owned.

                 MANAGEMENT'S ANALYSIS OF FINANCIAL STATEMENTS

OVERALL PERSPECTIVE

     Fleet reported net income for the first six months of 1994 of $285 million, or $1.74 per fully diluted share, compared to net income of $225 million, or $1.38 per fully diluted share, for the first six months of 1993. Return on average assets was 1.21% for the six months ended June 30, 1994, compared to 1.00% in the comparable period of 1993, while return on average common stockholders' equity was 17.25% and 15.38% for these respective periods. Return on average assets and return on realized common equity for the second quarter of 1994 were at their highest levels since the first quarter of 1989.

     The improved results reflect successful implementation of numerous efficiency enhancement initiatives during the second quarter, as well as a continued reduction in asset quality costs. In addition, total loans increased more than $800 million from the first quarter of 1994, primarily due to the growth in commercial loans of nearly $500 million. Additional areas of loan growth during the second quarter of 1994 included commercial real estate and consumer loans, with increases of $131 million and $180 million, respectively.

     On a quarter-to-quarter basis, Fleet recorded earnings of $152 million for the second quarter of 1994, compared to $119 million for the same period in 1993. Fully diluted earnings per share for the quarter were $0.95, versus $0.72 for the second quarter of 1993. Return on average assets was 1.28% for the second quarter of 1994, compared to 1.05% for the same period in 1993, while return on average common stockholders' equity was 19.24% and 15.51% for these respective periods.

NET INTEREST INCOME

     Net interest income on a fully taxable equivalent basis for the six months ended June 30, 1994 totaled $1,009 million, a decrease of $22 million from the same period in 1993.

     The net interest margin for the six months ended June 30, 1994 was 4.74%, compared to 5.05% for the first six months of 1993, and 4.70% and 5.06%, respectively, for the second quarters of 1994 and 1993. The decrease was due in part to the restructuring of Fleet's bond portfolio at the beginning of the second quarter of 1994 to shorten the average life of securities in anticipation of a rising rate environment. The net interest margin was also impacted by Fleet's decision in 1993 to mitigate its interest rate exposure on higher-yielding mortgage-backed securities and long-term fixed-rate securities by selling some of these securities and replacing them with lower-yielding and shorter maturity securities.

     The net interest margin was also negatively impacted by the rising interest rate environment. In an increasing interest rate environment, Fleet's net interest margin will initially be negatively impacted as Fleet's interest-bearing liabilities reprice more rapidly than its interest-earning assets. This was evident during the first six months of 1994 when the Federal Reserve Board increased short-term borrowing rates by 125 basis points. While Fleet increased its prime rate by the same amount, the net interest margin was negatively impacted since the repricing of Fleet's prime-based interest-earning assets lagged behind the repricing of its interest-bearing liabilities.

     Average interest-earning assets increased $1.8 billion from June 30, 1993 due to net purchases of approximately $2.2 billion of securities, primarily U.S. Treasury securities, in the first half of 1994. The increase in average interest-earning assets was primarily funded by increases in short-term borrowings.

     The net interest rate spread decreased 28 basis points in the first six months of 1994 compared to the first six months of 1993, and 34 basis points in the quarter ended June 30, 1994 versus the comparable period in 1993.

NONINTEREST INCOME

     Noninterest income totaled $575 million for the first six months of 1994 compared to $700 million for the first six months of 1993. Operating noninterest income (excluding securities available for sale gains and trading income) totaled $549 million for the first six months of 1994, a 1% decrease from the $556 million reported for the comparable period in 1993, and $250 million for the three months ended June 30, 1994, an 8% decrease from the $271 million reported for the same period in 1993.

     Mortgage banking revenue decreased from $196 million in the first six months of 1993 to $184 million in the first six months of 1994 and from $92 million in the second quarter of 1993 to $84 million in the second quarter of 1994. The decrease was largely due to lower mortgage production revenue (primarily the component relating to gains on sales of loans) as a result of a less favorable interest rate environment. In addition, Fleet Mortgage Group, Inc. ("FMG"), Fleet's mortgage banking subsidiary, recognized $67 million in gains on sales of loans in the first half of 1993 compared to $24 million in the first half of 1994, a 64% decline.

     Net loan servicing revenue, which had been adversely affected throughout 1993 by prepayments, increased $25 million, or 24%, in the first six months of 1994 compared to the same period in 1993 and $19 million, or 44%, in the second quarter of 1994, compared to the second quarter of 1993. These increases were primarily due to accelerated amortization charges on capitalized excess servicing fees taken during the second quarter of 1993 and an 8% growth in FMG's loan servicing portfolio from $68.2 billion at June 30, 1993 to $73.4 billion at June 30, 1994.

     Other operating noninterest income decreased $16 million on a quarter-to-quarter basis primarily due to a decline in the value of investments at Fleet Equity Partners, coupled with a $9 million decline in consumer finance servicing income at Fleet Finance, Inc. caused by a lower amount of average loans being serviced. These decreases were offset by a $6 million increase in FDIC loan administration fees due to a higher volume of principal collections during the second quarter of 1994.

     The decrease in gains recognized by Fleet on securities available for sale is primarily due to the sale of approximately $2.4 billion of mortgage-backed securities during the second quarter of 1993 in order to reduce prepayment sensitivity and shorten the maturity of the portfolio. The $19 million of securities gains recognized in the second quarter of 1994 resulted from the sale of U.S. Treasury securities ($10 million) and the sale of equity securities ($9 million). The U.S. Treasury securities were sold as part of a restructuring of the Corporation's bond portfolio early in the quarter to shorten the average life of securities in anticipation of a rising interest rate environment.

NONINTEREST EXPENSE

     Noninterest expense for the first six months of 1994 totaled $1,050 million, an 11.3% decrease from the $1,184 million reported for the same period in 1993. These results reflect two significant items, the $25 million restructuring charge recorded in the first quarter of 1994 and the accelerated mortgage servicing rights amortization of $90 million incurred in the second quarter of 1993. Excluding these items, noninterest expense was $1,025 million and $1,094 million for the six months ended June 30, 1994 and June 30, 1993, respectively, a 6.3% decrease. Noninterest expense in the second quarter of 1994 totaled $500 million, compared to $551 million for the second quarter of 1993, excluding the accelerated mortgage servicing rights amortization of $90 million incurred in the second quarter of 1993, a decrease of 9.3%. These decreases are mainly attributable to the initial results from Fleet Focus, Fleet's efficiency improvement program, as several initiatives were implemented during the second quarter of 1994, and a decrease in OREO expense, as foreclosed property and repossessed equipment decreased from $218 million at June 30, 1993 to $115 million at June 30, 1994, a 47% decline.

     In addition, FDIC assessment fees decreased from the six-month period ended June 30, 1993 to the same period in 1994 due to upgrades in Fleet's banking subsidiaries' ratings based upon the strength of their capital positions and other factors. Included in noninterest expense was a $5 million charge recorded in the second quarter of 1994 relating to the sale of certain short-to-intermediate-term instruments held in three proprietary money market funds. The proceeds of such sale were reinvested in instruments considered more appropriate for these types of funds.

LOANS AND LEASES

     Total loans and leases increased $823 million from March 31, 1994, primarily due to a $488 million increase in commercial loans (including both new loans and seasonal advances) principally at Fleet-MA, Fleet-CT and Fleet-RI. Consumer loans increased $180 million, including a $98 million increase in credit card receivables and a $110 million increase in residential real estate loans, offset by decreases in home equity loans and student loans.

     Commercial loans and commercial real estate loans decreased $103 million and $45 million, respectively, over the first six months of 1994 partially due to significant paydowns, including $378 million of principal collected during the first half of 1994 on loans subject to federal financial assistance, and $66 million of loans put back to the FDIC under federal financial assistance agreements. In addition, the sale of Fleet Factors in the first quarter of 1994 resulted in a $333 million decrease in commercial loans.

     The federal financial assistance agreement with the FDIC relating to loans acquired as part of the Bank of New England acquisition in 1991 expired on July 14, 1994. Subsequent to June 30, 1994, less than $25 million of commercial and commercial real estate loans, out of a $2.0 billion portfolio, were put back to the FDIC.

NONPERFORMING ASSETS

     Nonperforming assets totaled $560 million at June 30, 1994, compared to $601 million at December 31, 1993. At June 30, 1994, nonperforming assets decreased $49 million, or 8.1% from March 31, 1994 and $292 million, or 34% from June 30, 1993. The largest decreases were noted at Fleet-NY, Fleet-RI and Fleet Credit Corporation, a wholly-owned subsidiary of Fleet. Nonperforming assets, as a percentage of total loans, leases, OREO and insubstance foreclosures ("ISFs"), and as a percentage of total assets, were 2.12% and 1.16%, respectively, at June 30, 1994, compared to 2.27% and 1.25%, respectively, at December 31, 1993. Fleet's nonperforming loans and leases totaled $445 million at June 30, 1994, a $20 million decrease from December 31, 1993.

     The following table shows the balance of nonperforming assets at June 30, 1994:

                                                                         JUNE 30, 1994
                                                         ---------------------------------------------
                                                         COMMERCIAL AND  COMMERCIAL   CONSUMER/
                                                           INDUSTRIAL    REAL ESTATE    OTHER    TOTAL
                                                         --------------  -----------  ---------  -----
                                                                     (DOLLARS IN MILLIONS)
Nonperforming loans and leases:
     Current or less than 90 days past due...............      $ 70         $  36       $  11    $ 117
     Noncurrent..........................................        88            74         166      328
OREO/ISF.................................................         9            61          45      115
                                                               ----         -----       -----    -----
     Total nonperforming assets at June 30, 1994(a)......      $167         $ 171       $ 222    $ 560
                                                               ====         =====       =====    =====
     Total nonperforming assets at December 31, 1993(a)..      $231         $ 159       $ 211    $ 601
                                                               ====         =====       =====    =====

(a) Throughout this Prospectus Supplement, nonperforming assets and related ratios do not include loans greater than 90 days past due and still accruing interest ($101 million and $77 million at June 30,
    1994 and December 31, 1993, respectively, which include approximately $68 million and $62 million of consumer loans, respectively), or assets subject to federal financial assistance ($90 million and $118 million at June 30, 1994 and December 31, 1993, respectively).

RESERVE FOR CREDIT LOSSES

     Fleet's reserve for credit losses decreased by $30 million from $1.0 billion at December 31, 1993 to $970 million at June 30, 1994, as loans and leases charged off during the period exceeded the amount of the provision and recoveries recognized during the period. Net charge-offs as a percentage of average loans and leases decreased from 1.17% for the six months ended June 30, 1993 to 0.41% for the same period in 1994. Fleet's ratios of reserve for credit losses to nonperforming assets and reserve for credit losses to nonperforming loans were 173% and 218%, respectively, at June 30, 1994, compared to 166% and 215%, respectively, at December 31, 1993.

SECURITIES

     The following table shows the amortized cost and market value of Fleet's securities portfolio as of
June 30, 1994 and December 31, 1993:

                                                            JUNE 30, 1994         DECEMBER 31, 1993
                                                         -------------------     -------------------
                                                         AMORTIZED   MARKET      AMORTIZED   MARKET
                                                           COST       VALUE        COST       VALUE
                                                         --------    -------     --------    -------
                                                                    (DOLLARS IN MILLIONS)
Securities Available for Sale:
     U.S. Treasury and government agencies............   $ 7,851     $ 7,739     $ 5,775     $ 5,950
     Mortgage-backed securities.......................     7,010       6,802       5,739       5,878
     State and municipal..............................         0           0         733         747
     Other debt securities............................       192         193         250         257
                                                         --------    -------     --------    -------
          Total debt securities.......................    15,053      14,734      12,497      12,832
                                                         --------    -------     --------    -------
     Marketable equity securities.....................        78          94          64          83
     Other securities.................................        98          98          16          16
                                                         --------    -------     --------    -------
Total securities available for sale...................   $15,229     $14,926     $12,577     $12,931
                                                         =======     =======     =======     =======
Total securities held to maturity.....................   $   748     $   751     $ 1,546     $ 1,580
                                                         =======     =======     =======     =======
Total Securities......................................   $15,977     $15,677     $14,123     $14,511
                                                         =======     =======     =======     =======

     U.S. Treasury and government agencies securities increased $2.1 billion from December 31, 1993 to June 30, 1994 on an amortized cost basis due primarily to net purchases of $2.2 billion of U.S. Treasury securities during the first six months of 1994 as part of Fleet's restructuring of its portfolio to shorten the average life of securities in anticipation of a rising rate environment. Total sales of U.S. Treasury securities during the first half of 1994 generated securities gains of $10 million. During the second quarter of 1994, Fleet also sold approximately $23 million of equity securities which resulted in gains of $9 million.

RESULTS OF SUBSIDIARIES

     For a discussion of the performance of Fleet's subsidiaries, see Fleet's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, which report is incorporated by reference herein.

FUNDING SOURCES

     Fleet's funding sources consist primarily of deposits, borrowed funds (including federal funds purchased, securities sold under agreements to repurchase and commercial paper) and notes and debentures. Total deposits increased $685 million, or 2.2%, from December 31, 1993 to June 30, 1994, due primarily to the purchase of twenty-nine branches in the state of New York formerly owned by Chemical Bank. Fleet's mix of total deposits shifted slightly as time deposits increased by $1.3 billion from December 31, 1993 to June 30, 1994, while regular savings, NOW and money market deposits decreased by $649 million during the same period.

     Federal funds purchased and securities sold under agreements to repurchase increased by $1,167 million and $626 million, respectively, from December 31, 1993 to June 30, 1994, as these funding sources offered more favorable interest rates during this period compared to other borrowing sources. These funds were primarily used to fund security purchases during the second quarter of 1994. Commercial paper and other borrowed funds decreased by $606 million and $992 million, respectively, from December 31, 1993 to June 30, 1994. These decreases were primarily at FMG as these borrowings are used to fund mortgages held for resale which declined by $1.7 billion during the same period.

LIQUIDITY

     The following liquidity discussion focuses primarily on developments since December 31, 1993. Accordingly, it should be read in conjunction with the liquidity section on pages 19-20 of the Corporation's 1993 Annual Report to Stockholders included as an exhibit to Fleet's Annual Report on Form 10-K, which report is incorporated by reference herein.

     Fleet's primary sources of liquidity are interest and dividends from subsidiaries and access to the capital and money markets. Fleet's subsidiaries rely on cash flows from operations, core deposits, borrowings, short-term high-quality liquid assets, and in the case of nonbanking subsidiaries, excluding FMG, funds from Fleet for liquidity. During the first six months of 1994, Fleet received $231.9 million in interest and dividends from its subsidiaries and paid $167.6 million in interest and dividends to third parties. Dividends paid by Fleet's banking subsidiaries are limited by various regulatory requirements related to capital adequacy and historic earnings. See "Fleet Financial Group, Inc."

     Cash and cash equivalents decreased by $26 million during the six month period ended June 30, 1994. This decrease primarily reflected the use of $2.51 billion for investing activities offset in part by $2.04 billion of net cash provided by operating activities and $441 million provided by financing activities. Net cash used for investing activities included net purchases of securities available for sale and securities held to maturity coupled with net increases in loans and leases at the banking subsidiaries. Cash provided by operating activities was mainly attributable to proceeds from the sale of mortgages held for resale, offset in part by originations and purchases of mortgages held for resale. Cash provided by financing activities primarily included increases in deposits offset in part by repayments of long-term debt.

     At June 30, 1994 and December 31, 1993, Fleet and its subsidiaries had $2.55 billion in confirmed lines of credit of which $700 million and $940 million were outstanding at June 30, 1994 and December 31, 1993, respectively. The amounts outstanding under the lines of credit relate to FMG at both June 30, 1994 and December 31, 1993. On August 1, 1994, FMG increased its available lines of credit from $1.75 billion to $2.20 billion. At June 30, 1994, Fleet had commercial paper outstanding of $731 million compared to $1.3 billion at December 31, 1993. Fleet maintains back-up lines of credit to ensure funding will not be interrupted if commercial paper cannot be issued.

     Fleet has filed shelf registration statements with the Commission that provide for the issuance of senior or subordinated debt securities and warrants to purchase senior or subordinated debt securities. The total amount of funds available under the shelf registrations was $1.8 billion. As of June 30, 1994, $1.1 billion of debt securities has been issued under this shelf, leaving $629 million in debt securities available for future issuance. In addition, Fleet has filed a preferred stock shelf registration with the Commission that permits the issuance of $445 million in preferred stock, all of which remains available for issuance at June 30, 1994.

ASSET AND LIABILITY MANAGEMENT

     The asset/liability management process at Fleet ensures that the risk to earnings fluctuations from changes in interest rates is prudently managed. To measure and monitor interest-rate risk, management uses various tools, which include an interest-rate sensitivity "gap" analysis, a "rate shock" analysis, and an interest-rate risk reporting schedule, as well as simulation models of balance sheet and interest-rate scenarios under alternative conditions. Internal parameters have been established as guidelines for monitoring these measurements. These guidelines serve as benchmarks for determining actions to balance the current position against overall strategic goals. As of June 30, 1994, management believes Fleet was in a relatively neutral interest-rate sensitivity position.

     As part of Fleet's interest-rate risk management strategy, Fleet increased its usage of interest-rate swaps over the past year, as the use of interest-rate swaps for asset/liability management can have substantial advantages compared to on-balance-sheet alternatives. These advantages include improved control of interest-rate risks and enhanced balance sheet liquidity. Fleet expects to continue its prudent use of this valuable tool.

        On a consolidated basis, Fleet had $6.6 billion (notional amount) of interest-rate risk management swaps with external counterparties at June 30, 1994, as summarized in the following table:
                                                        WEIGHTED                 WEIGHTED AVERAGE
                                                         AVERAGE                       RATE
                                              NOTIONAL  MATURITY       FAIR     ------------------
                                              VALUE      (YEARS)       VALUE    RECEIVE      PAY
                                              ------    ---------      -----    -------    -------
                                                             (DOLLARS IN MILLIONS)
Interest-rate risk management swaps:
     Receive fixed/pay variable.............  $2,503       1.3         $  9       7.04%      4.99%
     Pay fixed/receive variable.............   1,296       4.3           62       4.56       5.82
     Basis swaps............................      80       2.4           (3)        (a)        (a)
     Index-amortizing swaps receive
       fixed/pay variable...................   2,770       1.2(b)       (96)      5.29       5.58
                                              ------       ---         -----      ----       ----
          TOTAL.............................  $6,649       1.9         $(28)      5.81%      5.40%
                                              ======       ===         =====      ====       ====

(a) Basis swaps are interest-rate swaps in which both amounts paid and received are based on floating rates.
(b) $2.6 billion of index-amortizing swaps have the potential to extend one additional year, while one five-year $200-million swap has the potential to extend an additional two years.

     The interest-rate risk management swap activity for the six months ended June 30, 1994 is summarized in the following table:
                                               RECEIVE     PAY                 INDEX-      TOTAL
      NOTIONAL AMOUNTS                          FIXED     FIXED      BASIS     AMORTIZING  SWAPS
      ----------------                         -------    ------     -----     ----------  -----
                                                             (DOLLARS IN MILLIONS)
Balance at December 31, 1993.................  $2,249     $  985      $ --      $2,770      $6,004
     Additions...............................     624        311        80         --        1,015
     Maturities..............................    (370)        --        --         --         (370)
     Terminations............................      --         --        --         --           --
                                               ------     ------     -----      ------      ------
Balance at June 30, 1994.....................  $2,503     $1,296      $ 80      $2,770      $6,649
                                               ======     ======     =====      ======      ======

     The total notional amount of all interest-rate swaps at June 30, 1994 was $7.4 billion compared to $6.6 billion at December 31, 1993. These amounts include $739 million and $614 million, respectively, of customer swaps. The customer swap portfolio is carried at market value. Customer swaps contributed $1.5 million of trading revenue for the second quarter of 1994.

CAPITAL

     As of June 30, 1994 and December 31, 1993, Fleet's capital ratios, which exceeded all minimum regulatory requirements, were as follows:

                                                             JUNE
                                                              30,       DECEMBER 31,
                                                             1994           1993
                                                            -------     ------------
                                                             (DOLLARS IN MILLIONS)
          Tier 1 capital..................................  $ 3,540       $  3,495
          Total capital...................................    4,966          4,939
          Risk adjusted assets............................   29,936         29,713
          Tier 1 risk-based capital.......................    11.82%         11.76%
          Total risk-based capital........................    16.59          16.62
          Leverage ratio..................................     7.44           7.48
          Common equity/assets............................     6.53           6.55
          Total equity/assets.............................     7.31           7.59

     Fleet exceeded the required minimum Tier 1 risk-based capital ratio of 4% and the required total risk-based capital ratio of 8% by approximately $2.3 billion and $2.6 billion, respectively, at both June 30, 1994 and December 31, 1993. Fleet exceeded the 3% minimum leverage ratio of the Federal Reserve Board by approximately $1.6 billion at both June 30, 1994 and December 31, 1993. See "Certain Regulatory Considerations -- Capital Guidelines" for a discussion of the Federal Reserve Board's requirement that bank holding companies maintain a leverage ratio in excess of 3% in certain circumstances. The June 30, 1994 and December 31, 1993, Tier 1 capital, total capital and leverage ratios do not include any adjustments for unrealized gains or losses relating to securities available for sale.

CERTAIN REGULATORY CONSIDERATIONS

  General

     As a bank holding company, Fleet is subject to regulation by the Federal Reserve Board. Fleet Bank of Maine, Fleet Bank-NH and Fleet-NY are state-chartered banks that are members of the Federal Reserve System; as such, they are subject to regulation by the Federal Reserve Board and bank regulators in their respective states. Fleet-RI, Fleet-CT and Fleet-MA are national banks subject to regulation and supervision by the Office of the Comptroller of the Currency (the "OCC"). Each subsidiary bank's deposits are insured by the FDIC and is therefore subject to FDIC supervision and regulation. Fleet is also subject to the reporting and other requirements of the Exchange Act.

     The credit quality of the assets held by certain of Fleet's subsidiaries is subject to periodic review by the state and federal bank regulatory agencies noted above. While Fleet believes its present reserve for credit losses is adequate in light of prevailing economic conditions and the current regulatory environment, there can be no assurance that Fleet's subsidiaries will not be required to make certain adjustments to their reserves for credit losses and charge-off policies in response to changing economic conditions or regulatory examinations. At the request of its regulators, Fleet and its subsidiaries continue to evaluate and refine oversight and reporting systems and procedures to enhance the ability of such companies to respond to the changing economic environment.

     In addition to extensive existing government regulation, Federal and state statutes and regulations are subject to changes that may have significant impact on the way in which banks may conduct business. The likelihood and potential effects of any such changes cannot be predicted. Legislation enacted in recent years has substantially increased the level of competition among commercial banks, thrift institutions and non-banking institutions, including insurance companies, brokerage firms, mutual funds, investment banks and major retailers. In addition, the enactment of recent banking legislation such as the FIRREA and the FDICIA, discussed in the accompanying Prospectus, have affected the banking industry by, among other things, broadening the regulatory powers of the federal banking agencies in a number of areas. See "Fleet Financial Group, Inc." in the accompanying Prospectus.

                              DESCRIPTION OF NOTES

     The following description of the Notes offered hereby (referred to herein as the "Notes" and in the accompanying Prospectus as the "Senior Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

     The Notes will be issued under an indenture dated as of October 1, 1992, between Fleet and The First National Bank of Chicago, as Trustee. The Notes will
be limited to $          aggregate principal amount and will mature on
                 . Interest on the Notes will be payable at the rate per annum
shown on the cover page of this Prospectus Supplement from                  , or
from the most recent Interest Payment Date to which interest has been paid or
provided for, semiannually on                  and                  of each
year, commencing on                  , to the persons in whose names the Notes
are registered at the close of business on the and                  , as the
case may be, next preceding such Interest Payment Date. The Notes are not redeemable prior to maturity and are subject to defeasance as provided in the Indenture.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes will be issued in the form of fully registered Global Securities. The Global Securities will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. The

Depository currently limits the maximum denomination of any global security to $150,000,000. Therefore, for purposes of this Prospectus Supplement, "Global Security" refers to the Global Securities representing the entire issue of Notes offered hereby.

     The Depository has advised as follows: The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters named in this Prospectus Supplement), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may own beneficial interests in securities held by the Depository only through Participants or indirect participants. The Rules applicable to the Depository and its Participants are on file with the Commission.

     The Depository has advised that pursuant to procedures established by it
(i) upon issuance of the Global Security by Fleet, the Depository will credit the accounts of the Participants designated by the Underwriters with the principal amount of the Notes purchased by the Underwriters and (ii) ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants' interests), the Participants and the indirect participants (with respect to the owners of beneficial interests in such Global Security). The laws of some states may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, such persons may be prohibited from purchasing beneficial interests in the Global Security from any beneficial owner or otherwise.

     So long as the Depository's nominee is the registered owner of the Global Security, such nominee for all purposes will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have any of the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the Indenture. Fleet understands that under existing practice, in the event that Fleet requests any action of the holders or a beneficial owner desires to take any action a holder is entitled to take, the Depository would act upon the instructions of, or authorize, the Participant to take such action.

     Principal and interest payments on the Global Security registered in the name of the Depository's nominee will be made to the Depository's nominee as the registered owner of such Global Security. Fleet and the Trustee will treat the person in whose name the Global Security is registered as the owner of such Global Security for the purpose of receiving payment of principal and interest on the Notes and for all other purposes whatsoever. None of Fleet, the Trustee, the Paying Agent or the Security Registrar has any responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Security. The Depository has advised that upon receipt of any payment of principal or interest in respect of the Global Security, it will immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of the Depository. Payments by Participants and indirect participants to owners of beneficial interests in the Global

Security will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or indirect participants.

     None of Fleet, the Trustee, the Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Global Security representing all but not part of the Notes being offered hereby is exchangeable for Notes in definitive form of like tenor and terms if (i) the Depository notifies Fleet that it is unwilling or unable to continue as depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and, in either case, a successor depository is not appointed by Fleet within 90 days of receipt by Fleet of such notice or of Fleet becoming aware of such ineligibility, (ii) Fleet in its discretion at any time determines not to have all of the Notes represented by the Global Security and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Notes. The Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Notes issuable in authorized denominations and registered in such names as the Depository holding such Global Security shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Note or Notes of the same aggregate denomination to be registered in the name of the depository or its nominee or in the name of a successor of the Depository or a nominee of such successor.

     A further description of the Depository's procedures with respect to the Global Security representing the Notes is set forth in the Prospectus under "Description of Debt Securities -- Global Securities". The Depository has confirmed that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by Fleet in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Notes will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement
(the "Underwriting Agreement"), Fleet has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below.
In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby, if any of the Notes are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                           PRINCIPAL
          UNDERWRITER                                                       AMOUNT
          -----------                                                      ---------
                                                                           $
                                                                           ---------
          Total..........................................................
                                                                           =========

     The Underwriters have advised Fleet that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a
concession not in excess of   % of the principal amount of the Notes. The
Underwriters may allow, and such dealers may reallow, a discount not in excess
of   % of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     All secondary trading in the Notes will settle in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment".

     The Underwriting Agreement provides that Fleet will indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in respect thereof.

     Fleet does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that the Underwriters presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

     Certain of the Underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, Fleet and its subsidiaries in the ordinary course of business.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FLEET OR BY THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FLEET SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
            PROSPECTUS SUPPLEMENT
Summary Consolidated Financial Data...    S-3
Management's Analysis of Financial
  Statements..........................    S-6
Description of Notes..................   S-12
Underwriting..........................   S-15
                 PROSPECTUS
Available Information.................      2
Incorporation of Certain Documents by
  Reference...........................      2
Fleet Financial Group, Inc............      3
Consolidated Ratios of Earnings to
  Fixed Charges and Earnings to
  Combined Fixed Charges and Preferred
  Stock Dividends.....................      7
Use of Proceeds.......................      7
Description of Debt Securities........      8
Senior Debt Securities................     12
Subordinated Debt Securities..........     14
Description of Preferred Stock........     18
Description of Depositary Shares......     22
Description of Existing Preferred
  Stock...............................     25
Description of Common Stock...........     29
Selected Provisions in the Articles of
  Fleet...............................     31
Description of Warrants...............     32
Description of Capital Securities.....     33
Plan of Distribution..................     34
Experts...............................     34
Legal Opinions........................     35
- ---------------------------------------------
- ---------------------------------------------

- ---------------------------------------------
- ---------------------------------------------

                     $

                        [LOGO]

                   FLEET FINANCIAL

                     GROUP, INC.

                     % NOTES DUE


                     ------------
                 PROSPECTUS SUPPLEMENT
                     ------------


                                     , 1994

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

          Filing Fee for Registration Statement..........................  $172,414
          Legal Fees and Expenses........................................    50,000
          Accounting Fees and Expenses...................................    25,000
          Blue Sky Fees and Expenses.....................................    12,000
          Listing Fees...................................................    50,000
          Printing and Engraving Fees....................................    50,000
          Miscellaneous..................................................       586
                                                                           --------
                                                                           $360,000
                                                                           ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's By-laws provide for indemnification to the extent permitted by Section 7-1.1-4.1 of the Rhode Island Business Corporation Law. Such section, as adopted by the By-laws, requires the Registrant to indemnify directors, officers, employees or agents against judgments, fines, reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding to which such director, officer, employee or agent or his legal representative may be a party (or for testifying when not a party) by reason of his being a director, officer, employee or agent, provided that such director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) if he was acting in his official capacity that his conduct was in the Registrant's best interests, (b) in all other cases that his conduct was at least not opposed to its best interest, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Registrant's By-laws provide that such rights to indemnification are contract rights and that the expenses incurred by an indemnified person shall be paid in advance of a final disposition of any proceeding; provided, however, that if required under applicable law, such person must deliver a written affirmation that he has met the standards of care required under such provisions to be entitled to indemnification and provides an undertaking by or on behalf of such person to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification. With respect to possible indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act of 1933 (the "Act") pursuant to such provisions, the Registrant is aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS.

 1(a)      --   Proposed form of Underwriting Agreement for Debt Securities (incorporated by reference to Exhibit 1(a) of Registration Statement No. 33-40965).
 1(b)      --   Proposed form of Underwriting Agreement for Preferred Stock and Common Stock
                (incorporated by reference to Exhibit 1(a) of Registration Statement No.
                33-40967).
 1(c)      --   Proposed form of Selling Agency Agreement for Debt Securities (incorporated by reference to Exhibit 1(b) of Registration Statement No. 33-45137).
 4(a)      --   Senior Indenture dated October 1, 1992 between the Registrant and The First
                National Bank of Chicago, as Trustee (incorporated by reference to Exhibit
                4(a) of Registration Statement No. 33-50216).

 4(b)      --   Form of Warrant Agreement for Warrants attached to Debt Securities
                (incorporated by reference to Exhibit 4(b)(1) of Registration Statement No.
                33-3573).
 4(c)      --   Form of Warrant Agreement for Warrants not attached to Debt Securities
                (incorporated by reference to Exhibit 4(b)(2) of Registration Statement No.
                33-3573).
 4(d)      --   Form of Note for Senior Debt Securities (included in Exhibit 4(a) on pages 18 through 27).
 4(e)      --   Subordinated Indenture dated October 1, 1992 between the Registrant and The
                First National Bank of Chicago, as Trustee (incorporated by reference to
                Exhibit 4(d) of Registration Statement No. 33-50216), as supplemented by a
                First Supplemental Indenture dated November 30, 1992 (incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated
                November 30, 1992).
 4(f)      --   Form of Note for Subordinated Debt Securities (incorporated by reference to
                Exhibit 4(e) of Registration Statement No. 33-40965).
 4(g)      --   Form of Medium-Term Note (incorporated by reference to Exhibit 4(f) of
                Registration Statement No. 33-50216).
 4(h)      --   Form of proposed Certificate of Designations (incorporated by reference to
                Exhibit 4(a) of Registration Statement No. 33-40967).
 4(i)      --   Form of proposed Deposit Agreement (incorporated by reference to Exhibit 4(b)
                of Registration Statement No. 33-40967).
 4(j)      --   Form of Warrant Agreement for Warrants attached to Common Stock or Preferred
                Stock (to be filed by amendment).
 4(k)      --   Form of Warrant Agreement for Warrants not attached to Common Stock or
                Preferred Stock (to be filed by amendment).
 4(l)      --   Rights Agreement dated as of November 21, 1990 between the Registrant and
                Fleet National Bank, as amended by a First Amendment thereto dated as of
                March 28, 1991 and a Second Amendment thereto dated as of July 12, 1991
                (incorporated by reference to Exhibit 1 to the Registrant's Current Report on
                Form 8-K dated November 21, 1990 and Exhibits 4(a) and 4(b) to the
                Registrant's Current Report on Form 8-K dated March 28, 1991).
 5          --  Opinion of Edwards & Angell as to legality.
12(a)      --   Computation of Ratio of Earnings to Fixed Charges.
12(b)      --   Computation of Ratio of Earnings to Fixed Charges and Dividends on Preferred
                Stock.
23(a)      --   Consent of KPMG Peat Marwick LLP.
23(b)      --   Consent of Edwards & Angell (included in Exhibit 5).
24          --  Power of Attorney of certain officers and directors (included on the signature pages to this Registration Statement).
25          --  Form T-1 Statement of Eligibility and Qualification of The First National
                Bank of Chicago, as Senior Trustee and as Subordinated Trustee (to be filed by amendment).

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration

        Statement unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES AND AMENDMENTS

     Each person whose signature appears below hereby constitutes and appoints the Chairman and President, the Vice Chairman and Chief Financial Officer or the
Secretary of the Registrant, or any one of them, acting alone, as his true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Providence, and State of Rhode Island, on
               , 1994.
                                            FLEET FINANCIAL GROUP, INC.



                                            By:   /s/  TERRENCE MURRY
                                                .........................
                                                       TERRENCE MURRY
                                                   Chairman and President

     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the
capacities indicated on                , 1994.

                   SIGNATURE                              TITLE
                   ---------                              -----
              /s/ TERRENCE MURRY               Chairman and President
    ......................................       Chief Executive Officer
                  TERRENCE MURRY                 and Director

             /s/ EUGENE M. MCQUADE             Executive Vice President
    ......................................       and Chief Financial
                 EUGENE M. MCQUADE               Officer

            /s/ ROBERT C. LAMB, JR.            Controller
    ......................................
                ROBERT C. LAMB, JR.

            /s/ WILLIAM BARNET, III            Director
    ......................................
                WILLIAM BARNET, III

             /s/ BRADFORD R. BOSS              Director
    ......................................
                 BRADFORD R. BOSS

          /s/ PAUL J. CHOQUETTE, JR.           Director
    ......................................
              PAUL J. CHOQUETTE, JR.

                   SIGNATURE                              TITLE
                   ---------                              -----
             /s/ JAMES F. HARDYMON             Director
    ......................................
                 JAMES F. HARDYMON

                                               Director
    ......................................
                 ROBERT M. KAVNER

             /s/ LAFAYETTE KEENEY              Director
    ......................................
                 LAFAYETTE KEENEY

            /s/ RAYMOND C. KENNEDY             Director
    ......................................
                RAYMOND C. KENNEDY

             /s/ RUTH R. MCMULLIN              Director
    ......................................
                 RUTH R. MCMULLIN

              /s/ ARTHUR C. MILOT              Director
    ......................................
                  ARTHUR C. MILOT
                                               Director
    ......................................
              THOMAS D. O'CONNOR

            /s/ MICHAEL B. PICOTTE             Director
    ......................................
                MICHAEL B. PICOTTE

              /s/ JOHN A. REEVES               Director
    ......................................
                JOHN A. REEVES

              /s/ JOHN R. RIEDMAN              Director
    ......................................
                  JOHN R. RIEDMAN

               /s/ JOHN S. SCOTT               Director
    ......................................
                   JOHN S. SCOTT